Exhibit 4.14

LEASE

Canada Lands Company CLC Limited

Inex Pharmaceuticals Corporation

GLEN LYON Business Park

		Page(s)
ARTICLE 1	GRANT OF LEASE	2

1.1	Demise	2
1.2	Covenants	2
1.3	Quiet Enjoyment	2
1.4	Use of Common Areas	2
1.5	Use of Premises	2
1.6	Area of Building	2
1.7	Consent	2
1.8	Compliance with Laws	3
1.9	Waste and Nuisance	3
1.10	Occupancy	4
1.11	Abandonment	4
1.12	Term	4
1.13	Parking	4

ARTICLE 2	RENT	4

2.1	Payment for Rent	4
2.2	Early Occupancy	5
2.3	Delayed Occupancy	5
2.4	Payment of Annual Rent	6
2.5	Payment of Operating Costs	6
2.6	Payment of Other Charges	7

ARTICLE 3	OPERATION AND MAINTENANCE OF THE PROJECT AND THE PREMISES	7

3.1	Standards and Condition of Premises	7
3.2	Services to Premises	7
3.3	Building, Land and Project Services	8
3.4	Maintenance Repairs and Replacement	8
3.5	Landlord Services to Premises	10
3.6	Additional Services	10
3.7	Alterations by Landlord	10
3.8	Access by Landlord	11
3.9	Name of Building	11
3.10	Floor Loads	11
3.11	Failure to Maintain Premises	11
3.12	Alterations by Tenant	12
3.13	Builders’ Liens	13
3.14	Signs	13
3.15	Tenant’s Property	13
3.16	Leasehold Improvements	14

-i-

(continued)

		Page(s)
ARTICLE 4	TAXES	14

4.1	Landlord’s Taxes	14
4.2	Allocation	14
4.3	Tenant’s Taxes	14
4.4	Right to Contest	15
4.5	Additional Taxes	15
4.6	Evidence of Payment	15

ARTICLE 5	INSURANCE	15

5.1	Landlord’s Insurance	15
5.2	Tenant’s Insurance	16
5.3	Use of Proceeds	17
5.4	Landlord May Place Insurance	17
5.5	Increase in Insurance Premiums	18
5.6	Cancellation of Insurance	18

ARTICLE 6	DAMAGE	19

6.1	Limited Damage to Premises	19
6.2	Major Damage to Premises	19
6.3	Abatement	19
6.4	Major Damage to Building	19
6.5	Reconstruction by Landlord	20
6.6	Architect’s Certificate	20
6.7	Limitation of Liability	20

ARTICLE 7	INJURY TO PERSON OR PROPERTY	20

7.1	Indemnity of Landlord	20
7.2	Environmental Matter	22

ARTICLE 8	ASSIGNMENT AND SUBLETTING BY TENANT	22

8.1	Conditions	22
8.2	Assignment and Subletting	23
8.3	Right to Assign or Sublet	23
8.4	Corporate Tenant	24

ARTICLE 9	SALE AND MORTGAGE BY LANDLORD	24

9.1	Transfers	24
9.2	Subordination	24

-ii-

(continued)

		Page(s)
9.3	Execution of Instruments	25
9.4	Status Statement	25

ARTICLE 10	EXPROPRIATION	25

10.1	Definitions	25
10.2	Total Taking of Premises	26
10.3	Partial Taking of Premises	26
10.4	Partial Taking of Building or Premises	26
10.5	Surrender	26
10.6	Awards	26

ARTICLE 11	RULES AND REGULATIONS	27

11.1	General Purpose	27
11.2	Loading and Delivery	27
11.3	Construction Procedures	27
11.4	Repugnancy	28
11.5	Observance	28
11.6	Non-Compliance	28

ARTICLE 12	COMMUNICATION	28

12.1	Notices	28
12.2	Authority for Action	28
12.3	Withholding of Consent	29

ARTICLE 13	DEFAULT	29

13.1	Force Majeure	29
13.2	Events of Default	29
13.3	Interest and Cost	30
13.4	Landlord’s Right to Perform Covenants	30
13.5	Waiver of Exemption and Redemption	30
13.6	Termination	31
13.7	Payments	31
13.8	Remedies Cumulative	31

ARTICLE 14	OPTIONS	31

14.1	Early Termination	31
14.2	First Option to Renew	32
14.3	Second Option to Renew	32
14.4	Right of First Refusal	33

-iii-

(continued)

		Page(s)
14.5	Option to Lease Adjoining Space	33

ARTICLE 15	SURRENDER AND TERMINATION	34

15.1	Surrender of Possession	34
15.2	Tenant’s Property	34
15.3	Merger	34
15.4	Payments After Expiration or Termination	35
15.5	Holding Over	35

ARTICLE 16	AMENDMENT AND WAIVER	35

16.1	Amendment or Modification	35
16.2	No Implied Surrender or Waiver	35

ARTICLE 17	INTERPRETATION	36

17.1	Time	36
17.2	Obligations as Covenants	36
17.3	Severability	36
17.4	Governing Law	36
17.5	Grammatical Conformance	36
17.6	Headings and Captions	36
17.7	Extended Meanings	37

ARTICLE 18	CONTRACTUAL	37

18.1	Entire Agreement	37
18.2	Relationship of Parties	37
18.3	Joint and Several Liability	37
18.4	Successors	37
18.5	Registration	37
18.6	Division of Project	37
18.7	Lease Letter of Credit	38

SCHEDULE 1A	PLAN OF PREMISES

SCHEDULE 1B	PLAN OF LAND

SCHEDULE 1C	SKETCH PLAN OF RESERVED PARKING STALLS

SCHEDULE 2	PROJECT SUPPLEMENT

SCHEDULE 3

-iv-

LEASE

By this Agreement dated the          day of                     , 199

CANADA LANDS COMPANY CLC LIMITED, as LANDLORD, upon and In consideration of the covenants, terms, and conditions contained in this LEASE, hereby demises and leases to INEX PHARMACEUTICALS CORPORATION, as TENANT, those PREMISES shown outlined in red on Schedule 1A attached hereto, located in the BUILDING constructed (or being constructed) on the LAND.

The LAND is agreed to contain a total area of approximately 2.7 acres (approximately 10,926 square metres) and is legally described as:

PID:	[PID to be inserted]
[Legal description to be inserted]

The PREMISES are agreed to contain a Rentable Area of approximately 34,400 square feet (approximately 3,196 square metres).

The BUILDING is agreed to contain a Rentable Area of approximately 49,400 square feet (approximately 4,589 square metres).

For a TERM of 15 years (or otherwise as provided in this Lease).

From a COMMENCEMENT DATE of October 15, 1997 and expiring on October 14, 2012 (unless the Commencement Date is delayed pursuant to the provisions hereof).

For an ANNUAL RENT equal to the product of $14.25 multiplied by the Rentable Area of the Premises (such amount to be $490,200 if the Rentable Area of the Premises is 34,400 square feet) during the first ten years of the TERM with review and adjustment on or about the commencement of the first year of the TERM as set out in Section 1.6 hereof and at the end of the tenth year of the TERM as set out in Section 2.1(b) hereof and other payments in accordance with this LEASE.

Use of Premises

For a pharmaceutical business of Tenant. Tenant shall not carry on business from the Premises other than with a name employing the name “Inex Pharmaceuticals” including names of companies affiliated with Tenant, without the prior written consent of Landlord, such consent not to be unreasonably withheld.

The following appendices are attached to and form part of this Lease:

Schedule 1A - Plan of Premises

Schedule 1B - Plan of Land

Schedule 1C - Sketch Plan of Reserved Parking Stalls

Schedule 2 - Project Supplement with definitions

Schedule 3 - Copy of Offer to Lease.

ARTICLE 1

GRANT OF LEASE

1.1 Demise. Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord, to have and to hold during the Term, subject to the provisions hereof.

1.2 Covenants. Landlord covenants to keep, observe and perform all of the terms and conditions to be kept, observed and performed by Landlord under this Lease. Tenant covenants to pay the Rent when due, and to keep, observe and perform all of the terms and conditions to be kept, observed and performed by Tenant under this Lease.

1.3 Quiet Enjoyment. Provided Tenant pays the Rent when due and keeps, observes and performs all of the terms and conditions to be kept and observed and performed by Tenant under this Lease, Tenant may peaceably possess and enjoy the Premises during the Term, without any interruption or disturbance from Landlord or any person or persons lawfully claiming by, from or under Landlord.

1.4 Use of Common Areas. Tenant, its employees, customers, invitees and others requiring communication with Tenant in connection with the operation of its business shall have the use in common with others entitled thereto of the:

(a) Common Areas of the Building and Land, provided that the Common Areas of the Building and Land shall at all times be subject to the exclusive control of Landlord, reasonably exercised; and

(b) Common Areas of the Project, to the full extent of Landlord’s rights thereto under all applicable documents and rules and subject to any restrictions or limitations thereunder.

1.5 Use of Premises. The Premises shall be used and occupied for the use and purpose identified on page 1 of this Lease, or for such other purpose as Landlord may specifically authorize in writing.

1.6 Area of Building. The Total Area of the Land, the Rentable Area of the Premises and the Rentable Area of the Building are agreed to be as stated on page 1 of this Lease. Tenant understands and agrees that Landlord may recalculate these areas from time to time, and will recalculate them when the Building is sufficiently completed, and that upon any such recalculation being made, the Annual Rent, Building Share and Project Share shall be recalculated.

1.7 Consent. Unless otherwise provided, whenever consent or approval of Landlord or Tenant is required under the provisions of this Lease, such consent or approval shall not be unreasonably withheld or delayed.

1.8 Compliance with Laws. Tenant shall, at all times, use and occupy the Premises in accordance and compliance with all laws, by-laws, regulations, directions and orders of every governmental authority having jurisdiction and with all requirements of the insurers of the Project, their advisory organizations, and Tenant’s insurers, and shall not commit, suffer or permit any act or omission which shall breach any thereof. Subject to such approvals of Landlord as are required pursuant to this Lease, Tenant shall forthwith and at its own expense make any changes required from time to time by any such governmental authority, insurer, or insurers’ advisory organization if the requirement arises from Tenant’s use of or activities at the Premises or the nature of Tenant’s business. The foregoing provisions of this Section 1.8 notwithstanding, Tenant’s covenant to comply with all requirements of insurers shall be limited to circumstances in which the Tenant’s failure to comply with any requirement would result in cancellation of any Insurance coverage or an increase in any insurance premium, and shall be satisfied by Tenant’s payment of such increased premiums. Nothing herein shall be construed to affect Tenant’s obligations to pay a share of Building Costs or Project Costs in connection with work performed by Landlord or others as required from time to time by any such governmental authority, insurer, or insurers’ advisory organization.

1.9 Waste and Nuisance.

(a) Tenant shall not commit or permit any waste, including waste as it is defined in the Waste Management Act, S.B.C. 1979 c.41, as amended from time to time, to be brought upon, kept, or used in or about the Premises, the Building, or the Project by Tenant, its agents, employees, contractors or invitees, without the prior written consent of Landlord.

(b) Tenant shall not commit or permit any damage to the Premises, the Building, or the Project, including the Leasehold improvements and trade fixtures therein.

(c) Tenant shall not commit or permit any nuisance in or around the Premises, the Building, or the Project or any use or manner of use causing annoyance to other persons.

(d) Except only as may be otherwise permitted under Subsection 1.9(h) below, Tenant shall not use or permit to be used any part of the Premises, the Building, or the Project for any trade or business which is, in the reasonable opinion of Landlord, dangerous, noxious or offensive.

(e) Except only as may be otherwise permitted under Subsection 1.9(h) below, Tenant shall not cause or suffer or permit any waste, oil or grease or any harmful, objectionable, dangerous, poisonous or explosive matter or substance to be discharged into the Premises, the Building, or the Project.

(f) Tenant shall not place any objects on or otherwise howsoever obstruct the heating or air conditioning vents within the Premises or the Building.

(g) Tenant shall keep the Premises free of debris, anything which could create a fire hazard (through undue load on electrical circuits or otherwise) or cause undue vibration, heat or noise.

(h) Except as necessary to the ordinary operation of Tenant’s business conducted in compliance with all applicable laws, rules and regulations, Tenant shall keep the Premises free of rodents, vermin and anything of a dangerous, noxious or offensive nature. Tenant shall at all times keep Landlord informed of the presence in the Premises of any rodents or vermin or anything of a dangerous, noxious or offensive nature necessary to the ordinary operation of Tenant’s business conducted in compliance with all applicable laws, rules and regulations, and Tenant shall ensure that they are at all times confined within the Premises, stored and used in compliance with all applicable laws, rules and regulations, and do not cause any nuisance or annoyance to other persons.

1.10 Occupancy. INTENTIONALLY DELETED

1.11 Abandonment. INTENTIONALLY DELETED

1.12 Term. The Term shall commence on October 15, 1997 (the “Commencement Date”) (unless the Commencement Date is delayed pursuant to the provisions hereof) and shall continue for a period of 15 years from and after the Commencement Date, unless earlier terminated by the Tenant under Section 14.1, renewed by the Tenant under Section 14.2 or 14.3, or otherwise earlier terminated hereunder.

1.13 Parking. At no additional cost to Tenant beyond the Rent provided for hereunder, Landlord shall make available to Tenant throughout the Term a number of parking stalls, located in the parking area of the Building, equal to the greater of:

(a) the quotient of Rentable Area of the Premises divided by 300; and

(b) the product of Building Share multiplied by the total number of parking stalls in the parking area of the Building.

The foregoing notwithstanding, Landlord will in no event be obligated to make available to Tenant more than the total number of parking stalls located in the parking area of the Building if the total number is at least 153. Among the parking stalls made available to Tenant as provided in this Section 1.13 shall be 15 reserved parking stalls located as outlined on the sketch plan attached hereto as Schedule 1 C. Landlord shall not be responsible for supervising or policing any of the parking stalls made available to Tenant. Tenant shall use the parking stalls made available to it only for parking by its employees, agents and invitees, only in a manner suitable for parking stalls in a first class building similar to the Building, and only in conformity with any rules and regulations made hereunder, and shall not permit or suffer any other use of the parking stalls.

ARTICLE 2

RENT

2.1 Payment for Rent.

(a) Except as may be otherwise be explicitly provided herein, Tenant acknowledges and agrees that the Annual Rent shall be completely triple net to Landlord, that the Landlord shall not be responsible for any costs, charges, expenses or outlays of any nature whatsoever arising from or relating to the Premises, the Building, or the Project, and Tenant shall, to the complete indemnification of Landlord, pay all costs for the Premises, Building Share of Building Costs, Project Share of Project Costs and Other Charges as provided in this Lease;

(b) Unless this Lease has then been terminated pursuant to its terms, the Annual Rent during the 11th to 15th years of the Term, inclusive, shall be the greater of:

(i) the effective fair market rent for the Premises as of the commencement of the 11th year of the Term, when compared to premises of similar size, quality and location In office buildings of a similar size, quality and location in the Greater Vancouver Regional District (but excluding any consideration for the Special Tenant Improvements); and

(ii) the Annual Rent during the 10th year of the Term.

The effective fair market rent referred to above shall be determined by mutual agreement of the parties, or, failing agreement thereon prior to the date 10 months before the conclusion of the 10th year of the Term, by arbitration under the Commercial Arbitration Act of British Columbia, if the matter is being determined by arbitration but has not been determined at the commencement of the 11th year of the Term, Tenant shall continue to pay, when due, the instalments of Annual Rent payable during the 10th year of the Term, together with all other payments which comprise Rent, and Tenant shall pay the deficiency (if any) without interest within 10 days of the adjusted Annual Rent being agreed or determined;

(c) All amounts payable by Tenant to Landlord under this Lease (without limitation, including Building Share of Building Costs, Project Share of Project Costs and Other Charges) shall constitute and be deemed to be Rent and shall be payable and recoverable as Rent, and shall be payable, when due, in legal tender of Canada, without abatement, deduction or rights of set-off, and without demand or, where so specified, upon notice or invoice, at such place as Landlord from time to time may designate, and Landlord shall have all rights against Tenant for default in any payment as in the case of arrears of Annual Rent. Tenant’s obligation to pay Rent shall survive the expiration or earlier termination of this Lease, until fully discharged; and

(d) Tenant shall make payments required under this Lease within the period of time specified, or if a time period is not specified, within a reasonable period of time.

2.2 Early Occupancy. INTENTIONALLY DELETED

2.3 Delayed Occupancy.

(a) Landlord and Tenant will use reasonable efforts to work jointly to ensure that the Landlord’s Improvements and Tenant’s Improvements are completed in the most efficient and expeditious manner.

(b) Landlord will endeavour to have the Building sufficiently constructed by June 9, 1997 so that it is sufficiently watertight and complete to permit commencement of construction of tenant improvement architectural trade installations and finishes and to allow a continuity of construction from then on. If the Building is not in such condition by June 9, 1997, then anything to the contrary In this Lease notwithstanding, the Commencement Date will be delayed one day for each day after June 9, 1997 until Landlord achieves such condition. This subsection (b) supersedes Section 10.1(c) of the Offer to Lease which shall hereafter be of no force or effect.

(c) if, after Landlord’s construction of the Building to the condition referred to in subsection (b) above and before the Commencement Date, Landlord’s construction of Landlord’s improvements is delayed by force majeure as described in paragraph 13.1 herein, as a direct result of such delay Tenant’s completion of Tenant’s Improvements is delayed beyond the Commencement Date, then anything to the contrary in this Lease notwithstanding, the Commencement Date will be delayed one day for each day that Tenant is so delayed.

2.4 Payment of Annual Rent. Annual Rent shall be paid to Landlord In equal monthly installments payable in advance on the first day of each calendar month, with the first instalment (prorated to cover the number of days then remaining in the calendar month) to be paid on the Commencement Date (and the last instalment to be prorated to cover the number of days then remaining in the Term). The Deposit, as such term is defined In the Offer to Lease, shall be applied as provided in the Offer to Lease.

2.5 Payment of Operating Costs.

(a) Tenant shall pay Building Share of Building Costs and Project Share of Project Costs as next provided;

(b) On or about the Commencement Date, and the beginning of each Fiscal Year thereafter, Landlord shall compute and deliver to Tenant bona fide estimates of Building Share of Building Costs and Project Share of Project Costs for the appropriate period and, without further notice, Tenant shall pay to Landlord equal monthly instalments of such estimates simultaneously with instalments of Annual Rent during such period;

(c) Unless delayed by causes beyond Landlord’s reasonable control, Landlord shall deliver to Tenant within 120 days after the end of each Fiscal Year and after the expiry of the Term a statement certified to be correct by Landlord (the ‘Statement”), setting out in reasonable detail the amount of Building Costs and Project Costs and the calculation of Building Share of Building Costs and Project Share of Project Costs for such Fiscal Year. If the aggregate of the instalments of Building Share of Building Costs and Project Share of Project Costs actually paid by Tenant to Landlord during such Fiscal Year differs from the total amount of Building Share of Building Costs and Project Share of Project Costs set forth on the Statement, Tenant shall pay to Landlord or Landlord shall credit to Tenant the difference without interest within 30 days after the date of delivery of the Statement;

(d) If Tenant disagrees with the accuracy of the information set forth in the Statement, Tenant shall nevertheless make payment or be credited in accordance with the Statement, but Tenant shall, within 30 days of delivery of the Statement, advise Landlord of such disagreement and Landlord shall, within 30 days of such notice of disagreement provide Tenant with evidence and receipts in reasonable detail supporting such Statement. If Tenant thereafter gives Landlord notice of its continuing disagreement, the disagreement shall immediately be referred by Landlord for prompt decision by a public accountant, architect, insurance broker or other professional consultant who is, in the opinion of Landlord, acting reasonably, qualified to assess and determine the matter and who shall be deemed to be acting as an expert and not as an arbitrator and whose determination shall be final and binding on Landlord and Tenant, unless within 30 days of the determination either party elects to submit the matter to arbitration pursuant to applicable law. The cost of the expert and of any arbitration shall be borne equally by Landlord and Tenant. Any adjustment required to any previous payment or credit made by Tenant or Landlord by reason of any final decision shall be made, without interest, within 30 days thereof;

(e) Neither party may claim a re-adjustment of Operating Costs for a period based upon any error or computation or allocation except by notice delivered to the other party within 6 months after the date of delivery of the Statement; and

(f) If the Term expires or this Lease is otherwise terminated on a date other than the last day of a Fiscal Year, Building Share of Building Costs and Project Share of Project Costs shall be adjusted on a per diem basis, based on and calculated at the time of delivery of the Statement next delivered after such date. If the aggregate of the instalments of Building Share of Building Costs and Project Share of Project Costs actually paid by Tenant to Landlord during the period up to and including the expiry or earlier termination date differs from the total amount of Building Share of Building Costs and Project Share of Project Costs payable for the period up to such date, Tenant shall pay to Landlord or Landlord shall refund to Tenant the difference without interest within 30 days after the date of delivery of the Statement, subject to the provisions of Section 2.5(d) above.

2.6 Payment of Other Charges. Tenant shall make all payments of Other Charges to Landlord, or third parties, as applicable, which pursuant hereto are the responsibility of Tenant.

ARTICLE 3

OPERATION AND MAINTENANCE OF THE PROJECT AND THE PREMISES

3.1 Standards and Condition of Premises. During the Term, Tenant shall (subject to fair wear and tear, provided that nothing herein shall require Landlord to remedy such fair wear and tear) operate and maintain the Premises and all improvements therein in good order and condition, in accordance with all applicable laws and regulations, and with standards of efficient and prudent property operation and management from time to time prevailing for buildings and land in a project similar in use, type and location.

3.2 Services to Premises. Except as hereinafter set out, Tenant shall, at its sole cost, provide all services in the Premises, including without limitation:

(a) hot and cold running water and necessary supplies In washrooms sufficient for the normal use thereof.

(b) heat, ventilation and air conditioning as required for the comfortable use and occupancy of the Premises during Normal Business Hours;

(c) maintenance services of repairing, replacing, repainting and redecorating the Premises at reasonable intervals as needed to maintain the Premises in good condition, reasonable wear and tear excepted;

(d) janitorial services, Including window washing, dry-cleaning of drapes and shampooing of carpets, to keep the Premises In a clean and tidy condition;

(e) replacement of building standard fluorescent tubes, light bulbs, ballasts, and starters as required from time to time as a result of normal usage; and

(f) electric power for normal lighting and small business office equipment, water and any other utilities used In connection with the Premises, subject to Landlord’s obligation to ensure that such utilities are available to the Premises. (The parties acknowledge and agree that, except for the original installation of such utilities, the costs of making such utilities available to the Premises will be shared by Tenant and other tenants in the Building as Building Costs.)

The foregoing notwithstanding, Landlord may elect from time to time to provide any or all of such services if in Landlord’s opinion, reasonably exercised, Tenant is not providing such service adequately, in which event (i) Tenant shall not interfere with Landlord’s provision of such services, (ii) Landlord may elect to include the costs of such services In Building Costs or allocate them specifically to the Premises, and (iii) Tenant shall pay all costs of such services allocated specifically to the Premises and Building Share of such costs included In Building Costs. Landlord shall ensure the installation of facilities to provide natural gas, electricity, water and telephone services to the Premises and Landlord shall determine in its sole discretion exercised reasonably whether any or all of such services shall be separately metered. Landlord shall ensure that sanitary sewers are available in the Premises and that storm sewers are available at the Building and the Land.

3.3 Building, Land and Project Services.

(a) Landlord shall provide to the Building and the Land such other services as Landlord in its sole discretion exercised reasonably deems appropriate from time to time, Services including without limitation signs, decor, medians, islands, utilities, service centres dedicated to the Building, pedestrian and vehicular pathways, and landscaping and Tenant shall pay, in respect thereof, Building Share of Building Costs.

(b) Landlord or other parties responsible for the Common Areas of the Project shall provide to the Project such other services as Landlord or such parties in their sole discretion exercised reasonably deems appropriate from time to time, including without limitation signs, decor, open area space, medians, islands, parks, ponds, creeks, utilities, service centres, pedestrian and vehicular pathways, and landscaping and Tenant shall pay, in respect thereof, Project Share of Project Costs.

3.4 Maintenance Repairs and Replacement. Subject to the other provisions of this Lease and except for reasonable wear and tear and damage not covered by insurance normally maintained by prudent landlords, Landlord shall keep in a good and substantial state of repair the exterior walls, roof, foundations, floor slabs and bearing structure of the Building. Unless and until Landlord exercises its right under Section 3.2 to perform any or all of the following on Tenant’s behalf and at Tenant’s expense, Tenant shall operate, maintain, repair and replace everything in the Premises, including without limitation all Leasehold Improvements, all trade fixtures and glass in the Premises, the systems, facilities, and equipment necessary for the proper operation of the Premises and for the provision of all services to the Premises and without limiting the generality of the foregoing, Tenant shall at its own expense:

(a) maintain in good operating condition to Landlord’s satisfaction the water, sewer and gas and all other mechanical systems within the Premises;

(b) maintain service contracts for the inspection and maintenance of the heating, ventilating and air conditioning units serving the Premises (whether or not located within the Premises) and file copies of such contracts with Landlord;

(c) repair or replace to Landlord’s satisfaction all glass, locks and doors (including overhead doors) in or upon the Premises which become damaged or broken; and

(d) replace and maintain all light fixtures, bulbs, tubes, ballasts, starters and fuses as is necessary from time to time;

provided that:

(e) if all or part of such systems, facilities and equipment are destroyed, damaged or impaired, Tenant shall have a reasonable time in which to complete the necessary repair or replacement, and during that time shall be required to maintain all such services as are reasonably possible In the circumstances;

(f) following initial Installation and any significant alteration of partitioning or installations, proper operation of heating and air handling systems will require balancing and rebalancing and Tenant shall have a reasonable time in which to complete the necessary balancing and rebalancing;

(g) Tenant may temporarily discontinue such services to the Premises or any of them at such times as may be necessary due to causes (except lack of funds) beyond the reasonable control of Tenant;

(h) Tenant shall use reasonable diligence in carrying out its obligations under this Article;

(i) Landlord shall be responsible for repairing at its expense any Structural Defects to the Building adversely affecting the Premises and any other damage directly caused by such Structural Defects that Tenant would otherwise be responsible to repair;

(j) nothing herein shall obligate Tenant to make any repairs, changes or alterations or to add any equipment or device rendered necessary by the Building not having been constructed In accordance with the law as it existed at the date of initial construction; and

(k) nothing contained herein shall derogate from the provisions of Article 7.

Tenant will notify Landlord immediately upon Tenant becoming aware of any defect in the Premises, the Building, or the Project or of any other condition which may cause damage to the Premises, the Building, or the Project.

3.5 Landlord Services to Premises. If Landlord elects to provide, on behalf of Tenant, any services to be provided pursuant to Section 3.2 and 3.4 hereof:

(a) Landlord shall not be liable for damage to any person or property, fixtures, furnishings, or equipment or claims for loss of business, or other loss or damage suffered or caused by failure of the mechanical or electrical systems of the Building or the Project, including without limitation interruption in the supply of power or other services, malfunction of any sprinkler system, bursting or leaking of sewer pipes or of gas, steam, or water, or leakage of any type, unless caused by the gross negligence, wilful misconduct, or wilful omission of Landlord or those for whom it is in law responsible;

(b) no reduction or discontinuance of services under this Article shall be construed as an eviction of Tenant or a breach of the covenant of quiet enjoyment, or release Tenant from any of its obligations under this Lease; and

(c) Landlord shall be deemed to have observed and performed the terms and conditions to be performed by Landlord under this Lease, including those relating to the provision of utilities and services, if in so doing Landlord acts in accordance with a directive, policy or request of a government or quasi-governmental authority serving the public interest In the fields of energy, conservation or security.

3.6 Additional Services. If from time to time requested in writing by Tenant and to the extent that it is reasonably able to do so, Landlord shall provide services in addition to those set out in this Article:

(a) in the Premises or in respect of any permitted improvements, installations, alterations, additions, changes, repairs or replacements to any part of the Premises, provided that Tenant shall be solely responsible for the cost thereof and Tenant shall within 30 days of receipt of an invoice for any such additional service pay Landlord the cost thereof plus a fee of 10% thereon; and

(b) in the Project, and the cost thereof shall:

(i) be the sole responsibility of Tenant where only Tenant derives benefit therefrom, payable as set out in (a) hereof; and

(ii) form part of the Project Costs where the service is for the benefit of all tenants of the Project.

3.7 Alterations by Landlord. Landlord may from time to time make repairs, replacements, changes or additions to the structure, systems, facilities and equipment in the Building or the Project, including the Premises, where necessary to serve the Building or the Project; provided that in doing so, Landlord shall not disturb or interfere with Tenant’s use of the Premises and operation of its business any more than is reasonably necessary in the circumstances and shall repair any damage to the Premises caused thereby.

3.8 Access by Landlord. Tenant shall permit Landlord to enter the Premises during Normal Business Hours where such entry will not unreasonably disturb or interfere with Tenant’s use of the Premises and operation of its business, and at any time in the event of an emergency, to examine, inspect, and during the 270 days preceding the expiration of this Lease, show the Premises to persons wishing to lease them, to provide services or make repairs, replacements, changes or alterations as set out in this Lease, and to take such steps as Landlord may deem necessary for the safety, improvement or preservation of the Premises, the Building, or the Project. Except in the case of an emergency, Landlord shall, whenever entering the Premises under Section 3.7 or this Section 3.8, give reasonable notice to Tenant prior to such entry, and to the extent possible identify the individual or individuals who will enter the Premises and such individuals’ employer, and shall use its reasonable efforts to observe security and safety measures reasonably requested by Tenant from time to time, but such entry shall not be construed as an eviction of Tenant or a breach of the covenant of quiet enjoyment and shall not release Tenant from any of its obligations under this Lease.

3.9 Name of Building. Landlord may determine and specify one or more names, numbers, or like designations, by which any or all of the Premises, the Building, or the Project (or any component thereof) shall be known and identified. Landlord shall have the right from time to time, on 30 days’ notice to Tenant, to change any such name, number or designation of the Premises, the Building or the Project, without liability to Tenant. The foregoing provisions of this Section 3.9 notwithstanding, Landlord will not name or rename the Building without Tenant’s consent, which Tenant shall not withhold unreasonably.

3.10 Floor Loads. Tenant shall not place (or cause or permit to be placed) a load upon any portion of any floor of the Building which exceeds the floor load that the area of such floor being loaded was designed to carry having regard to the loading of adjacent areas and that which is allowed by code. Landlord reserves the right to prescribe the weight and position of all safes and heavy installation which Tenant wishes to place in the Premises so as to distribute properly the weight thereof and Tenant shall pay for all costs incurred by Landlord and Landlord’s Architect in making such assessment. Tenant shall not cause or permit any excessive vibration in the Building. Tenant shall repair any damage done in the Building by reason of any excessive weight placed In the Building or excessive vibration caused in the Building.

3.11 Failure to Maintain Premises. If Tenant fails to perform any obligation under this Article, then on not less than 10 days’ notice to Tenant, (except in the event of an emergency as determined by Landlord, acting reasonably, in which case entry may be made immediately) Landlord may enter the Premises and perform or cause performance of such obligation without liability to Tenant for any loss or damage to Tenant thereby occasioned, and Tenant shall pay Landlord for all Outlays plus 20% of such for overhead and supervision, within 10 days of receipt of an invoice therefor, and the entry and performance of such obligations by Landlord shall not be construed as an eviction of Tenant or a breach of the covenant of quiet enjoyment and shall not release Tenant from any of its obligations under this Lease. Tenant shall not be entitled to any compensation for any inconvenience, nuisance or discomfort occasioned by such entry.

3.12 Alterations by Tenant.

(a) Tenant may from time to time at its own expense make changes, additions and improvements in the Premises to better adapt the Premises to its business, provided that any such change, addition or improvement shall:

(i) comply with the requirements of all governmental or quasi-governmental authorities having jurisdiction;

(ii) be made only with the prior written consent of Landlord, not to be unreasonably withheld;

(iii) comply with requirements pertaining to Landlord as an owner of property in GLENLYON Business Park, including without limitation any requirements of a Business Park Management Agreement and be equal to or exceed the standard of the Building when constructed; and

(iv) be carried out only by contractors approved in writing by Landlord, which persons shall, if required by Landlord, deliver to Landlord before commencement of the work, an authorised building permit from the applicable municipality, performance and payment bonds, and proof of workers’ compensation and public liability and property damage insurance coverage, with Landlord named as an additional insured, with companies and in amounts and with coverages and in form reasonably satisfactory to Landlord, and which shall remain in effect during the entire period in which the work will be carried out and for a reasonable period of time thereafter;

(b) Subject to compliance with such reasonable rules and regulations as Landlord may make from time to time, Tenant and its contractors shall have access to the Premises for purposes of undertaking the work approved pursuant to subsection (a), provided such work shall be undertaken and completed with all reasonable diligence;

(c) except to the extent that Landlord, acting reasonably, otherwise requires or directs, such work shall be done by contractors selected by Tenant, provided that there shall be no conflict caused thereby with any union or other contract to which Landlord or any of its contractors may be a party, and if Tenant’s contractors or workmen cause such conflict, Tenant shall forthwith remove them from the Premises;

(d) INTENTIONALLY DELETED

(e) Landlord shall have no responsibility or liability whatsoever with respect to any such work or attendant materials left or installed in the Premises and for any delays resulting therefrom, and shall be reimbursed for any Outlays. Tenant shall be solely responsible for the removal of any and all construction refuse or debris resulting from such work. To the extent such removal requires the use of or occurs within any Building Common Areas, it shall occur only after Normal Business Hours; and

(f) Tenant shall bear any increase in Taxes, fire or casualty Insurance premiums for any or all of the Premises, the Building, or the Project attributable to such change, addition or improvement. Tenant shall promptly repair at its own expense all damage to the Premises, the Building, or the Project, without limitation including the property of others, resulting from such changes, additions or improvements.

3.13 Builders’ Liens. Tenant shall pay before delinquency all costs for work done or caused to be done by Tenant in the Premises which could result in any lien or encumbrance on Landlord’s Interest in the Project or any part thereof, including without limitation the Building, and shall keep the title to the Project and every part thereof, including without limitation the Building, free and clear of any lien, certificate of lis pendens or encumbrance in respect of such work, and shall indemnify and hold harmless Landlord against all Outlays. Tenant shall immediately notify Landlord of any such lien, claim of lien or other action of which it has or reasonably should have knowledge and which affects the title to the Project or any part thereof, including without limitation the Building, and shall cause the same to be removed within 15 days (or such additional time as Landlord may allow in writing), failing which Landlord may take such action as Landlord deems necessary to remove the same and Tenant shall pay Landlord for all Outlays within 10 days of receipt of an invoice therefor.

3.14 Signs. Tenant shall, at Tenant’s cost, have the right to install prominent signage on the exterior of the Building, subject to any rules or regulations issued hereunder or other guidelines for GLENLYON Business Park (which may include, without limitation, any rules, regulations or guidelines requiring signs to conform to a uniform pattern of identification or signs in the Project) and subject to the approval of Landlord and the City of Burnaby, such approval of Landlord not to be unreasonably withheld. Tenant shall not inscribe or affix any sign, lettering or design in the Premises which is visible from the exterior of the Premises or the Project.

3.15 Tenant’s Property.

(a) Tenant may install in the Premises its usual trade fixtures and personal property in a proper manner, provided that no such installation shall interfere with or damage the mechanical or electrical systems or the structure of the Building. If Tenant is not in default hereunder, Tenant’s Property installed in the Premises by Tenant may be removed from the Premises:

(i) from time to time in the ordinary course of Tenant’s business; and

(ii) during a reasonable period prior to the expiration of the Term,

provided that Tenant shall promptly repair at its own expense any damage to the Building, the Premises or the Project resulting from such installation or removal; and

(b) For purposes of this Lease the expression “Tenant’s Property” (whether owned or leased by Tenant and whether or not affixed to the Premises) shall mean personal property, trade fixtures and fittings, furniture and furnishings, supplies, inventories and merchandise, and equipment and systems from time to time installed, provided and used by Tenant in the Premises for the conduct of its business and shall include Special Tenant Improvements.

3.16 Leasehold Improvements.

(a) Provided that nothing in this Section shall inhibit Tenant’s rights pursuant to Section 3.12 to make alterations or pursuant to Section 3.15 to install and replace Tenant’s Property, all Leasehold Improvements in or about the Premises shall upon the completion thereof forthwith become the absolute property of Landlord without compensation therefor, but without Landlord having or thereby accepting any responsibility in respect of the maintenance, repair, replacement or removal thereof (other than pursuant to Articles 5 and 6 hereof) which shall be Tenant’s responsibility; and

(b) For purposes of this Lease the expression “Leasehold Improvements* shall include, without limitation, all improvements, installations, alterations and additions from time to time made, erected or installed in any part of the Premises by or on behalf of Tenant, or any previous or other occupant of the Premises including, without limitation, all partitioning, doors and hardware, heating, air conditioning, ventilation, mechanical, electrical and utility installations, light fixtures, floor and window coverings, decorations, finishes and fixtures, howsoever affixed and whether movable or immovable, excepting only Tenant’s Property.

ARTICLE 4

TAXES

4.1 Landlord’s Taxes. Landlord shall, where a separate assessment cannot be obtained for the Building and the Land or the Common Areas of the Project, pay Taxes of Building and Taxes of Common Areas of the Project, as applicable, before delinquency on the understanding that Tenant shall pay to Landlord Building Share of Taxes of Building and Project Share of Taxes of Common Areas of the Project. Landlord may, to the fullest extent permitted by law and provided It diligently prosecutes any contest or appeal of Taxes, defer payment of Taxes or defer compliance with any statute, by-law, or regulation in connection with the levying and payment of Taxes. Landlord will use reasonable efforts to obtain a separate assessment for the Building and the Land and at Tenant’s reasonable written request, Landlord will appeal Taxes.

4.2 Allocation. If there are not separate assessments of Taxes for the components of the Project, including the Building and the Land and Common Areas of the Project, Landlord shall allocate Taxes to the Building and the Land and Common Areas of the Project on an equitable basis having regard, without limitation, to the various uses and values of the components, comprising the assessment, any separate assessments that may have been rendered by the taxing authority, and any assessment principles known, or prescribed by any lawful taxing authority.

4.3 Tenant’s Taxes. Tenant shall pay directly to the appropriate authorities and before delinquency every tax, assessment, licence fee, excise fee and other charge (excluding income tax), however described, which Is imposed, levied, assessed or charged by any governmental or quasi-governmental authority having jurisdiction and which is payable In respect of the Term or upon or on account of:

(a) separate assessments of or in respect of the Premises;

(b) operations at, occupancy of, or conduct of business in or from the Premises by or with the knowledge of Tenant;

(c) Tenant’s Property or fixtures or personal property in the Premises which do not belong to Landlord; and

(d) the Rent paid or payable by Tenant to Landlord for the Premises or for the use and occupancy of all or any part thereof, excluding Landlord’s income taxes and other taxes personal to Landlord.

4.4 Right to Contest. Tenant shall have the right to contest in good faith the validity or amount of any tax, assessment, licence fee, excise fee or other charge which it is responsible to pay under Section 4.3 or 4.5, provided that no contest by Tenant may involve the possibility of forfeiture, sale or disturbance of Landlord’s interest in any part of the Premises, the Building or the Project and that upon the final determination of any contest by Tenant, Tenant shall immediately pay and satisfy the amount found to be due, together with all costs, penalties and interest relating thereto or arising therefrom.

4.5 Additional Taxes. If by reason of any act or election of Tenant, or any subtenant, licensee or occupant of the Premises (except Landlord after election by Landlord of any right to sublease pursuant to this Lease), the Project, the Building, or the Premises or any part thereof shall be assessed an increased rate or assessment, the Tenant shall pay before delinquency the amount by which the resulting Taxes exceed those which would otherwise have been payable.

4.6 Evidence of Payment. Tenant shall provide to Landlord, within 7 days of making such payment, evidence of payment of Taxes and all taxes payable under this Article 4.

ARTICLE 5

INSURANCE

5.1 Landlord’s Insurance.

(a) During the Term, Landlord will (subject to participation by Tenant by payment of Building Share of Building Costs) maintain Insurance on, or self insure, the Building and the Land, and Landlord may maintain (subject to participation by Tenant by payment of Project Share of Project Costs) insurance on the interest of Landlord in the Project, and which Include Landlord as the named insured but excluding Tenant’s Property, with coverage and in amounts and in respect of risks which are from time to time acceptable to a prudent owner of a project similar in use, type, and location and from time to time insurable at reasonable premiums. Landlord shall request from its insurer an endorsement that all policies for such insurance shall contain a waiver by the insurer of any right of subrogation against Tenant and its officers, directors, partners and employees. Landlord agrees to make available all proceeds from such policies for the expeditious repair or replacement of the insured property. Landlord shall review the insurance in consultation with an Independent, professional insurance broker not less frequently than every three years and may on the recommendation of such insurance broker effect insurance subject to reasonable deductibles to be borne by the insured in the event of a claim arising. Nothing herein shall preclude Landlord effecting so-called ‘all risks” property insurance, or effecting blanket insurance in respect of the Project and any other properties of which Landlord is the owner or tenant, or in which Landlord has an insurable interest. Landlord shall allocate (in circumstances where the insurer or the Insurer’s agent fails to do so) the cost of premiums to the Building and Land, Common Areas of the Project and any other of the Project Components (and such other properties as may be appropriate), taking into consideration values of the subject Project Components, and any other properties so included, and the recommendation of Landlord’s insurance broker;

(b) Provided that:

(i) if in the opinion of Landlord any Leasehold Improvements do not constitute a finishing of the Premises in a manner which would have general utility but are specially or peculiarly adapted for Tenant’s use, or if the insuring of any of the Leasehold Improvements in the Premises involves, or would in the opinion of Landlord’s insurance broker involve, a premium exceeding that for the insuring of Leasehold Improvements normal in the Premises, or any special stipulations or conditions of a policy of insurance are imposed or involved in the insurance thereof, Landlord may from time to time elect, by written notice to Tenant, not to insure or cause to be insured any such Leasehold Improvements, in which event Tenant shall, and Landlord shall not, be required to insure such Leasehold Improvements; and

(ii) if from time to time the insuring of the Leasehold Improvements in the Premises (other than those which Landlord may have elected not to insure or cause to be insured as aforesaid) requires a premium or an allocated part of a premium, as established either by the insurer or by the estimate of Landlord’s insurance broker, which exceeds the average premium cost per unit for insuring Leasehold Improvements normal to the Premises, Landlord may from time to time charge the excess premium cost to Tenant and Tenant shall make prompt payment therefor upon receipt of invoices from Landlord; and

(c) Upon the request of Tenant from time to time Landlord will furnish a statement as to the perils in respect of which and the amounts to which the Premises and the Leasehold Improvements In the Premises have been insured, and Tenant shall be entitled at reasonable times upon reasonable notice to Landlord to inspect copies of the relevant portions of all policies of insurance in effect and a copy of any relevant opinions of Landlord’s insurance broker.

5.2 Tenant’s Insurance. During the Term Tenant shall maintain at its own expense:

(a) In the event Landlord does not maintain insurance pursuant to Section 5.1 hereof, insurance on the Premises and all property and interest of Landlord in the Premises Including without limitation, Leasehold Improvements, with coverage and in amounts and in respect of all perils including risks which are from time to time designated by Landlord, and which reflect Landlord as the named insured and provide that any proceeds recoverable in the event of loss shall be payable to Landlord to rebuild the Premises;

(b) comprehensive general public liability insurance (including bodily injury, death and property damage) on an occurrence basis with respect to the business carried on or in or from the Premises and Tenant’s use and occupancy thereof, which insurance shall contain a cross liability clause, and include Landlord as a named insured and shall protect Landlord in respect of claims by or through Tenant as if Landlord was separately insured; and shall be for not less than $5,000,000 inclusive limits for personal injury or property damage in respect of each occurrence, or such higher limits as Landlord’s insurance broker may reasonably require from time to time;

(c) insurance in respect of fire and other perils as are from time to time defined in the usual endorsement covering Tenant’s Property and such Leasehold Improvements (if any) as Landlord may have elected not to insure Tenant or not to require to insure pursuant to 5,2(a) hereof, which insurance shall include Landlord as a named insured as its interest may appear with respect to insured Leasehold Improvements and provide that any proceeds recoverable in the event of loss to Leasehold Improvements shall be payable to Landlord (but Landlord agrees to make available such proceeds towards the repair or replacement of the insured property if this Lease is not terminated pursuant to any other provision hereof);

(d) whichever of business interruption insurance or extra expense insurance is applicable to Tenant, in an amount satisfactory to Landlord acting reasonably; and

(e) such other insurance of the Premises, its appurtenances, and the business conducted as would, in the opinion of Landlord acting reasonably, be carried by a prudent operator of premises similar in use, type, and location.

All such policies of insurance shall provide Landlord with 30 days’ notice of material amendment or cancellation and waive any right of subrogation against Landlord and its directors, officers and employees.

5.3 Use of Proceeds. Tenant agrees that in the event of damage or destruction to the Premises covered by insurance required to be taken out by the Tenant pursuant to Section 5.2 or otherwise, Tenant shall use the proceeds of such insurance for the purpose of repairing or restoring such damage or destruction. In the event of damage to or destruction of the Premises entitling Landlord to terminate this Lease pursuant to the terms hereof, then, if the Premises have been damaged or destroyed, Tenant shall pay to Landlord all of its insurance proceeds relating to any Leasehold Improvements in the Premises which Tenant was required to insure and if any part of the Premises has not been damaged or destroyed, Tenant shall deliver to Landlord, In accordance with the provisions of this Lease, all Leasehold Improvements contained therein and the Premises.

5.4 Landlord May Place Insurance. If requested by Landlord, Tenant shall from time to time promptly deliver to Landlord evidence that insurance has been taken out pursuant to Section 5.2, or should any such insurance not be approved by either Landlord or a mortgagee, and Tenant shall not diligently rectify the deficiency within 2 business days after notice by Landlord to Tenant (stating, if Landlord or the mortgagee does not approve of such insurance, the reasons therefor), Landlord shall have the right, without assuming any obligation in connection herewith, to effect such insurance at the sole cost of Tenant and Tenant shall pay Landlord for all Outlays within 10 days of receipt of an invoice therefor.

5.5 Increase in Insurance Premiums. Tenant shall not permit, keep, use, sell or offer for sale in or upon the Premises or Project any article which may be prohibited by any fire insurance policy in force from time to time covering the Premises, the Building, or the Project. If (a) the occupancy of the Premises, (b) the conduct of business in the Premises, or (c) any acts or omissions of Tenant in the Project or any part thereof, including the Premises causes or results in any increase in premiums for the Insurance carried from time to time by:

(a) Tenant, Tenant shall pay the Insurer for such increase within the time provided in an invoice for such additional premiums received from the insurer and forthwith provide Landlord with evidence of payment thereof; and

(b) Landlord with respect to any of the Premises, the Building, or Project, Tenant shall pay Landlord for any such increase within 10 days of receipt of an invoice for such additional premiums from Landlord.

In determining whether increased premiums are caused by or result from the use or occupancy of the Premises, a schedule issued by the organization computing the insurance rate on the Building or the Project showing the various components of such rate, shall be conclusive evidence of the several items and charges which make up such rate. Tenant shall comply promptly with all requirements of the insurer’s advisory organizations now or hereafter in effect or of the insurers pertaining to or affecting any of the Premises, the Building and the Project.

5.6 Cancellation of Insurance. If any insurance policy upon the Project or any part thereof, including either or both of the Premises and the Building, shall be cancelled or shall be threatened by the insurer to be cancelled, or the coverage thereunder reduced in any way by the insurer by reason of the use or occupancy of or any article, material or equipment brought upon or stored or maintained in the Premises or any part thereof by Tenant or by any assignee or subtenant of Tenant, or by anyone permitted by Tenant to be upon the Premises, (other than Landlord or an agent, representative or designate of Landlord), and if Tenant fails to remedy the condition giving rise to cancellation, threatened cancellation, or reduction of coverage within 2 business days after notice thereof by Landlord, Landlord may, at its option, either (a) re-enter and take possession of the Premises forthwith by leaving upon the Premises a notice in writing of its intention so to do and thereupon Landlord shall have the same rights and remedies as are contained in this writing of its intentions so to do and thereupon Landlord shall have the same rights and remedies as are contained in this Lease for events of default, or (b) enter upon the Premises and remedy the condition giving rise to such cancellation, threatened cancellation or reduction, without limitation or restriction including removal of any offending article, and in such event Tenant shall pay Landlord for all Outlays within 10 days of receipt of an invoice therefor, and Landlord shall not be liable for any damage or injury caused to any property of Tenant or of others located on the Premises as a result of such entry. Subject to this Section, any such entry by Landlord shall not be construed as an eviction of Tenant or a breach of the covenant of quiet enjoyment and shall not release Tenant from any of its obligations under this Lease.

ARTICLE 6

DAMAGE

6.1 Limited Damage to Premises. If all or part of the Premises are rendered untenantable by damage from fire or other casualty which, in the reasonable opinion of the Architect provided within 30 days after the fire or other casualty, can be substantially repaired under applicable laws and governmental regulations within 270 days from the date of such casualty (employing normal construction methods without overtime or other premium), Landlord shall forthwith at its expense repair such damage exclusive of damage to Tenant’s Property. If the fire or other casualty occurs during the last 18 months of the Term or the last 18 months prior to the expiration of the 10th year of the Term and In the reasonable opinion of the Architect the repairs will take more than six months to complete, Tenant may elect to terminate this Lease as of the date of such casualty by notice delivered to Landlord not more than 10 working days after receipt of the Architect’s opinion, in which event Landlord shall not be obligated to repair such damage.

6.2 Major Damage to Premises. If all or part of the Premises are rendered untenantable by damage from fire or other casualty whether to the Premises or the Building which, in the reasonable opinion of the Architect, cannot be substantially repaired under applicable laws and governmental regulations within 270 days from the date of such casualty (employing normal construction methods without overtime or other premium), then either Landlord or Tenant may elect to terminate this Lease as of the date of such casualty by notice delivered to the other not more than 10 working days after receipt of the Architect’s opinion, failing which, Landlord shall forthwith at its expense, repair such damage exclusive of damage to Tenant’s Property.

6.3 Abatement. The Rent payable by Tenant hereunder shall be proportionately reduced to the extent that the Premises are untenantable by Tenant for its business, from the date of such casualty until the earlier of:

(a) 5 days after completion by Landlord of the repairs to the Premises (or part thereof rendered untenantable) or the end of such extended period as in the opinion of the Architect, Tenant, acting diligently and expeditiously, would reasonably require to repair other improvements which Tenant may have installed, including without limitation Special Tenant Improvements (to the extent same may have been damaged); or

(b) the date Tenant again uses the Premises (or part thereof rendered untenantable) in its business;

provided however that Rent payable by Tenant hereunder shall not be reduced if the damage is caused by any act or omission of Tenant, its agents, servants, employees or any other person entering upon the Premises under express or implied invitation of Tenant, unless Landlord is entitled to be, and is, reimbursed for such Rent by the receipt of insurance proceeds.

6.4 Major Damage to Building. If all or a part of the Building is rendered untenantable by damage from fire or other casualty to such a material or substantial extent that, in the opinion of Landlord, the Building should be totally or partially demolished, whether or not to be reconstructed in whole or in part, either Landlord or Tenant may elect to terminate this Lease as of the date of such casualty by notice delivered to the other not more than 60 days after the date of such casualty, and thereupon Tenant shall vacate the Premises expeditiously and as soon as is reasonably practicable.

6.5 Reconstruction by Landlord. If all or any part of the Premises are at any time rendered untenantable as set out in this Article, and neither Landlord nor Tenant elects to terminate this Lease in accordance with the rights granted herein, Landlord shall, following such destruction or damage, commence diligently to reconstruct, rebuild or repair that part of the Premises or the Building which was damaged or destroyed, but only to the extent required above. If Landlord elects to repair, reconstruct or rebuild according to plans and specifications and working drawings other than those used in the original construction of the Premises, the nature, quality and functionality of the facilities and services in the Premises as repaired or re-built will be reasonably similar to those in the Premises prior to the damage or destruction, having regard, however, to the age of the Premises at such time.

6.6 Architect’s Certificate. Whenever for any purpose of this Article an opinion or certificate of the Architect Is required, the same shall be given in writing to both Landlord and Tenant. Landlord covenants that it shall request such opinion or certificate promptly following the event which gives need for same and shall cause the Architect to act diligently and expeditiously. The certificate of the Architect shall bind the parties:

(a) as to whether or not the Premises are untenantable and the extent of such untenantability; and

(b) with respect to the time required for and the date upon which the Landlord’s work or Tenant’s work of reconstruction or repair Is commenced or completed or substantially completed and the date when the Premises are rendered tenantable.

If either Landlord or Tenant wishes to make representations or reasonable objections to the Architect regarding the Architect’s opinions in the certificate, the parties shall have an opportunity to do so forthwith and the certificate will not be binding until the Architect has considered the representations or objections and amended the certificate if the Architect deems such amendment appropriate.

6.7 Limitation of Liability. Except as specifically provided in this Article, there shall be no reduction or abatement of Rent and Landlord shall have no liability to Tenant by reason of any injury to or interference with Tenant’s business or property arising from fire or other casualty, howsoever caused, or from the making of any repairs resulting therefrom in or to any portion of the Building, Premises, or Project.

ARTICLE 7

INJURY TO PERSON OR PROPERTY

7.1 Indemnity of Landlord. Tenant agrees that:

(a) Except only to the extent caused by Landlord’s gross negligence, willful misconduct, or willful omission, Landlord shall not be liable for any bodily injury to or death of, or loss or damage to any property belonging to, Tenant or its employees, invitees or licensees or any other person in, on or about the Premises, the Building, or the Project or for any interruption of any business carried on in the Premises and, without limiting the generality of the foregoing, in no event shall Landlord be liable:

(i) for bodily Injury or death of anyone which results from fire, explosion, earthquake, flood, falling plaster, steam, gas, electricity, water, rain, snow, dampness or leaks from any part of the Premises or the Building or from the pipes, appliances, electrical system, plumbing works, roof, subsurface or other part or parts of the Premises , the Building, or the Project or the streets, lanes and other properties adjacent thereto; or

(ii) for any damage, injury or death caused by anything done or committed by Tenant or any of its servants or agents or by any other person in the Premises; or

(iii) for the non-observance or the violation of any provision of any of the rules and regulations of Landlord in effect from time to time or of any lease by another tenant of premises In the Building or the Project or of any concessionaire, employee, license, agent, customer, officer, contractor or other invitee of any of them, or by anyone else;

(iv) for any act or omission (including theft, malfeasance or negligence) on the part of any agent, contractor or person from time to time employed by Tenant to perform janitorial services, security services, supervision or any other work in or about the Premises; or

(v) for loss or damage, however caused, to money, securities, negotiable instruments, papers or other valuables of Tenant or any of its servants or agents;

(b) Tenant releases and discharges Landlord from any and all actions, causes of action, claims, damages, demands, expenses and liabilities which Tenant now or hereafter may have, suffer or Incur which arise from any matter for which Landlord is not liable pursuant to subsection (a) above, notwithstanding that negligence or other conduct of Landlord or anyone for whose conduct the Landlord is responsible may have caused or contributed to such matter; and

(c) Tenant shall and does hereby indemnify and save harmless Landlord in respect of:

(i) all claims for bodily injury or death, property damage or other loss or damage arising from the conduct of any work by or any act or omission of Tenant or any assignee, subtenant, agent, employee, contractor, invitee or licensee of Tenant, and in respect of all costs, expenses and liabilities incurred by Landlord in connection with or arising out of all such claims, without limitation including the expenses of any action or proceeding pertaining thereto;

(ii) any loss, cost, expense or damage suffered or incurred by Landlord arising from any breach by Tenant of any of its obligations under this Lease; and

(iii) all costs, expenses and Outlays that may be incurred or paid by Landlord in enforcing against Tenant the covenants, agreements, obligations and representations of the Tenant set out in this Lease.

7.2 Environmental Matter. Any other provision of this Lease to the contrary notwithstanding, Tenant shall be liable to Landlord for and does hereby hold harmless and indemnify Landlord, its officers, employees and agents and the successors and permitted assigns of Landlord from and against all losses, costs, liabilities, claims, damages, expenses, demands, suits, actions or other proceedings, judgments, penalties and fines (including, without limiting the generality of the foregoing, direct losses, costs, damages and expenses of Landlord, including any reduction in the market value of any or all of the Premises, the Building and the Project, damages for loss, or restriction in the use of rentable space, or of an amenity of the Premises, the Building, or the Project, damages arising from any adverse impact on marketing of space, and sums paid in settlement of claims, legal fees, solicitor-client costs, consultant fees and expert fees) which arise during or after the Term and are in any manner based upon, arise out of or are connected with the presence or suspected presence of any waste, as that term is defined in the Waste Management Act, S.B.C. 1979 c.41, as amended from time to time, toxic or hazardous substances in, on or under the Premises, the Building, or the Project or any other contamination, Including that resulting from waste, an unhealthful, hazardous or dangerous condition, caused by, contributed to or aggravated by the Tenant’s violation of any laws, ordinances, regulations or requirements pertaining to solid or other wastes, chemicals, oil and gas, toxic, corrosive or hazardous materials, air, water (surface or ground water) or noise pollution and the storage, handling, use or disposal of such matter (except to the extent the waste, toxic or hazardous substances or any other contaminants are present as a result of the negligence or wilful misconduct of Landlord), including, without limitation, costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work required by any federal, provincial or municipal government agency.

ARTICLE 8

ASSIGNMENT AND SUBLETTING BY TENANT

8.1 Conditions.

(a) Except as specifically provided In this Article, Tenant shall not assign or transfer this Lease or any interest herein, or In any way part with possession of all or any part of the Premises, or permit all or any part of the Premises to be used or occupied by any other person whether by operation of law or otherwise. Any assignment, transfer, or subletting or purported assignment, transfer, or subletting except as specifically provided herein shall be null and void and of no force or effect and shall render null and void any and all options or rights to renew this Lease, any options or rights to additional space and any options or rights to parking space.

(b) If and whenever Tenant shall wish or purport to assign this Lease or any interest herein, or sublet all or part of the Premises, Tenant shall furnish Landlord all information, particulars and documents in respect of such purported assignment or sublet as Landlord may reasonably require.

(c) The rights and interests of Tenant under this Lease shall not be assignable without Landlord’s prior written consent, which consent shall not be unreasonably withheld.

(d) Landlord may reasonably withhold its consent to an assignment of this Lease or a sublease of all or part of the Premises by Tenant:

(i) INTENTIONALLY DELETED;

(ii) to an assignee, subtenant, occupier, or other person whatsoever, inconsistent, in the opinion of Landlord, with the character of the Premises, the Building, the Project, or its other tenants;

(iii) if either or both of Sections 8.3 and 8.4 has or have not been fully complied with; or

(iv) to any assignee or subtenant which does not propose to occupy and use the Premises for the conduct therein of its own business.

(e) No assignment, transfer, or subletting or use or occupation of the Premises by any other person whether or not permitted under this Article shall in any way release or relieve Tenant of its obligations under this Lease unless such release or relief is specifically granted by Landlord to Tenant in writing.

(f) Landlord’s consent to an assignment, transfer, or subletting or use or occupation of the Premises by any other person shall not be deemed to be a precedent or a consent to any subsequent assignment, transfer, subletting, use, or occupation.

(g) Landlord’s expenses and Outlays incurred in the consideration of any assignment or subletting, or any request therefor, and any documentation attendant on any consent of Landlord, shall be borne by Tenant.

8.2 Assignment and Subletting. Tenant shall not assign or mortgage this Lease or sublet the whole or any part of the Premises unless it shall have first requested and obtained the consent in writing of Landlord thereto. Any request for such consent shall be in writing and shall be accompanied by a true copy of any offer to take an assignment or sublease which Tenant may have received as well as a copy of the proposed assignment or sublease or mortgage and the Tenant shall furnish to the Landlord all information available to the Tenant or requested by the Landlord as to the business and financial responsibility and standing of the proposed assignee or subtenant.

8.3 Right to Assign or Sublet. Section 8.2 above notwithstanding, Tenant shall have the following rights to assign or sublet all or a portion of the Premises (together with any of the renewal rights set forth in Sections 14.2 and 14.3 which have not then yet been exercised but excluding the rights set forth in Sections 14.4 and 14.5) at any time during the Term or either of the First Extended Term and the Second Extended Term:

(a) Tenant shall have the right to sublet all or a portion of the Premises at any time during the Term or either of the First Extended Term and the Second Extended Term, subject to the approval of the Landlord, such approval not to be unreasonably withheld and provided Tenant shall continue to be bound for its obligations under this Lease, and provided that upon Tenant notifying Landlord of Tenant’s intent to assign any of its interest in the Lease to a third party, Landlord shall have the right to terminate this Lease and relieve the Tenant from its obligations hereunder (except that Landlord shall not have the right to terminate this Lease if the proposed assignment is part of a transaction whereby Tenant is selling all or substantially all of its business as carried on in the Building to a bona fide third party, or the proposed assignment is to a third party that requires the Special Tenant Improvements in the operation of its business); and

(b) Tenant shall have the right to assign or sublet all or a portion of the Premises at any time during the Term or either of the First Extended Term and the Second Extended Term without Landlord’s approval, provided that the assignee or sublessee is a company affiliated with or related to Tenant, and Tenant shall continue to be bound by its obligations under this Lease.

8.4 Corporate Tenant. If and while the Tenant is a corporation whose shares are not listed on any recognized stock exchange or which has less than 25 shareholders, in the event at any time during the Term it is proposed that any part or all of the shares or the voting rights of shareholders be transferred by any means whatsoever, or treasury shares be issued, or any such transfer or issue shall occur, so as to result in a change of the control of said corporation, such a transfer or issuance shall be deemed to be an assignment of this Lease and all of the provisions of this Article and all of the provisions of this Lease relating to assignment, default and termination shall apply mutatis mutandis. Tenant shall make available to Landlord, or its lawful representatives, all corporate books and records of Tenant for inspection at all reasonable times in order to ascertain whether there has been any change in the control of Tenant.

ARTICLE 9

SALE AND MORTGAGE BY LANDLORD

9.1 Transfers.

(a) Subject to the rights of Tenant under this Lease nothing in this Lease shall restrict the right of Landlord to sell, convey, assign or otherwise deal with all or a part of the Premises or the Project; and

(b) A sale, conveyance, or assignment of all or part of the Premises or the Project shall, to the extent they are assumed by the transferee or assignee, operate to release Landlord of liability from and after the effective date thereof upon all of the covenants, terms, and conditions of this Lease, express or implied, except as such may relate to the period prior to such effective date, and Tenant shall to the extent aforesaid, thereafter look solely to Landlord’s successor In interest in and to this Lease.

9.2 Subordination.

(a) Provided that the Landlord, Tenant and Mortgagee (as defined below) agree upon the provisions of a non-disturbance agreement, such agreement by the Landlord and Tenant being reasonably given, this Lease and all the rights of Tenant hereunder are subject and subordinate to all mortgages and deeds of trust and all instruments similar or supplemental thereto creating a charge or encumbrance and now or hereafter existing on or which now or hereafter may affect any or all of the Project, the Building and the Premises and to all renewals, modifications, consolidations, replacements and extensions thereof and to every charge or lien resulting or arising therefrom and to every advance made or to be made thereunder (collectively referred to herein as a “Mortgage”) and Tenant, whenever requested by Landlord or any mortgagee, or any trustee under a deed of trust or mortgage or any holder of a charge of encumbrance or any purchaser, their successors or assigns (collectively referred to herein as a “Mortgagee”), shall acknowledge the same and attorn to the Mortgagee as a tenant upon all the terms of this Lease and give further assurances as may be necessary.

(b) Upon attornment, this Lease shall continue In full force and effect as a direct lease between Mortgagee and Tenant, upon all of the same covenants, terms, and conditions as set forth in this Lease except that, after such attornment, Mortgagee shall not be:

(i) liable for any act or omission of any prior landlord; or

(ii) subject to any offsets or defense of Tenant of more than one month’s instalment of Rent, or by any previous modification of this Lease, unless such prepayment or modification shall have been approved in writing by Mortgagee, or such prepayment shall have been made pursuant to the provisions of this Lease.

9.3 Execution of Instruments. Tenant shall, upon request, execute and deliver any and all instruments further evidencing such subordination and (where applicable hereunder) such attornment notwithstanding any previous subordination, postponement or attornment that may have been given.

9.4 Status Statement. Each of Landlord and Tenant shall at any time and from time to time, at the expense of the party requesting the statement, forthwith after 20 days’ notice from the other, execute, acknowledge, and deliver a written statement which may be relied upon by a prospective transferee or encumbrances of all or any part of the Project, whether or not including the Building, the Premises, or the leasehold estate created hereby, certifying:

(a) that this Lease is in full force and effect, subject only to such modifications (if any) as may be set out in such statement;

(b) whether Tenant is in possession of the Premises and paying Rent as provided in this Lease;

(c) the dates (if any) as to which Rent is paid;

(d) there are not, to such party’s knowledge, any uncured defaults on the part of the other party hereunder, or specifying such defaults if any are claimed; and

(e) any other matters pertaining to this Lease.

ARTICLE 10

EXPROPRIATION

10.1 Definitions. In this Article,

(a) “Expropriated’ means the taking of property for any public or quasi-public use under any statute or by any right of expropriation or condemnation or purchased under threat of such taking; and

(b) “Expropriation Date” means the date on which the pertinent authority takes possession of property which has been Expropriated.

10.2 Total Taking of Premises. If during the Term, all of the Premises shall be Expropriated, this Lease shall automatically terminate on the Expropriation Date.

10.3 Partial Taking of Premises. If any portion of the Premises (but less than the whole thereof) Is Expropriated, and no rights of termination herein conferred are timely exercised, the Term shall terminate with respect to the portion so taken on the Expropriation Date. In such event, the Rent payable hereunder with respect to such portion so taken shall abate and the Rent thereafter payable with respect to the remainder not so taken shall be adjusted pro rata by Landlord in order to account for the resulting reduction in the area of the Premises from the Expropriation Date.

10.4 Partial Taking of Building or Premises. If during the Term, part of the Building or the Premises is Expropriated, then:

(a) if in the reasonable opinion of Landlord substantial alteration or reconstruction of the Building or the Premises is necessary or desirable as a result thereof, Landlord shall have the right to terminate this Lease by giving the Tenant 60 days’ notice of such termination; and

(b) if more than one-third of the area of the Premises Is Expropriated Landlord and Tenant shall each have the right to terminate this Lease by giving the other 60 days’ notice thereof; and

(c) if either party exercises its right of termination hereunder, this Lease shall terminate on the date stated in the notice, provided, however, that no termination pursuant to notice hereunder may occur later than 90 days after the Expropriation Date.

10.5 Surrender. On any such Expropriation Date under this Article, Tenant shall immediately surrender to Landlord the Premises or portion thereof, as the case may be, and all interest therein under this Lease. Landlord may re-enter and take possession of the Premises or such portion thereof and remove Tenant therefrom, and the Rent shall abate on the date of termination, except that if the Expropriation Date differs from the date of termination, Rent shall abate on the former date in respect of the portion taken. After such termination, and on notice from Landlord stating the Rent then owing (if any), Tenant shall forthwith pay Landlord such Rent.

10.6 Awards. If the Premises or any part thereof Is Expropriated, Landlord shall be entitled to receive and retain the entire award or consideration for the affected lands and improvements, and Tenant shall not have, nor advance any claim against Landlord for the value of its property or its leasehold estate or the unexpired Term, or for costs of removal or relocation, or business interruption expense or any other damages arising out of such taking or purchase, but nothing herein shall give Landlord any interest in or preclude Tenant from seeking and recovering on its own account from the pertinent authority any award or compensation attributable to the taking or purchase of Tenant’s Property, chattels or trade fixtures, or the removal or relocation of its business and effects, or the interruption of its business. If any award made or compensation paid to either party specifically includes an award or amount for the other, the party first receiving the same shall promptly account therefor to the other.

ARTICLE 11

RULES AND REGULATIONS

11.1 General Purpose. Landlord may from time to time make and from time to time modify by amendment, deletion, addition, rescission or replacement, reasonable rules and regulations for the

(a) safety, use, care, and cleanliness of the Building, the Land, or the Project;

(b) the orderly and efficient operation of the Building, the Land, or the Project;

(c) the comfort and convenience of tenants and other persons in the Building;

(d) the preservation of good order and efficient management; and

(e) the control of Common Areas of the Building and Land, construction activities, movement in and out of the Building and on and off of the Land, delivery and shipping, and other services and functions.

11.2 Loading and Delivery. The delivery and shipping of merchandise, supplies, fixtures, and other materials or goods of whatsoever nature to or from the Premises and all loading, unloading, storage and handling thereof shall in any event be done in a manner that will not impair the appearance or operation of the Building, the Land, or the Project in the opinion of Landlord, reasonably held.

11.3 Construction Procedures. Landlord may from time to time pursuant to this Article make and modify regulations for the orderly, efficient and expeditious conduct of alterations pursuant to Section 3.12 and other construction work. Without limiting the generality of the foregoing, such regulations may prescribe reasonable provisions for:

(a) submission, examination and approval of drawings, plans and specifications and standards to be observed;

(b) supervision and co-ordination of such work with any work of Landlord and other work proceeding and avoidance of undue noise and vibration;

(c) protection of property, preservation of warranties, compliance with pertinent by-laws and codes, and procuring of permits;

(d) deliveries, access, hours of work, material and equipment hoisting and storage, use of power, heating and washroom facilities, clean-up and screening; and

(e) customary insurance and charges relating to above.

11.4 Repugnancy. Any rules and regulations under Section 11.1 or 11.3 above shall:

(a) not conflict with or negate the terms of this Lease;

(b) be reasonable and conform to good standards of property management;

(c) have general application to premises owned by Landlord in the Project, except that such rules and regulations may discriminate in their application to tenants and classes of tenants based on differing uses by tenants and classes of tenants;

(d) not impose charges, fees or costs which are not customary or competitive; and

(e) be effective only upon delivery of a copy thereof to Tenant at the Premises.

11.5 Observance. Tenant shall at all times comply with, and shall cause its employees, agents, contractors, licensees and invitees to comply with the rules and regulations from time to time in effect under this Article 11 and with any reasonable rules and regulations from time to time in effect with respect to the Project.

11.6 Non-Compliance. Landlord shall use reasonable efforts (but shall not be required to institute legal proceedings) to secure compliance by all tenants and other persons with the rules and regulations from time to time in effect under Section 11.1 or 11.3, but shall not be responsible to Tenant for failure of any person to comply with such rules and regulations.

ARTICLE 12

COMMUNICATION

12.1 Notices. Any notice from one party to the other shall be In writing and shall be deemed duly served if delivered to a responsible employee of the party being served, or dispatched by telecopier or like electronic means (provided dispatch, receipt and content thereof can be established and evidenced) or if mailed by registered or certified mail addressed to Tenant at the Premises (or if Tenant has departed from, vacated or abandoned the Premises by attaching a copy to the main door thereof) or to Landlord at the place from time to time established for the payment of Rent. Any notice shall be deemed to have been given at the time of delivery or, if mailed, 7 days after the date of mailing thereof. Either party shall have the right to designate by notice, in the manner established in this Section, a change of address or one additional address to which copies of notices are to be mailed. For purpose of this Section, the expression “Notice’ shall, without limitation, include any request, response, statement, or other communication to be given by one party to the other.

12.2 Authority for Action. In any matter as to which Landlord Is obligated or permitted to act hereunder, Landlord may act by and through its property manager or other agent or representative.

12.3 Withholding of Consent. A party’s sole remedy if the other unreasonably withholds or delays any consent or approval required by the provisions hereof shall be an action for specific performance, and the other party shall not be liable for damages.

ARTICLE 13

DEFAULT

13.1 Force Majeure. Notwithstanding anything to the contrary contained in this Lease, if either party hereto is bona fide delayed or hindered in or prevented from the performance of any item, covenant or act required hereunder by reason of strikes, labour troubles, inability to procure materials or services, power failure, restrictive governmental laws or regulations, riots, insurrection, sabotage, rebellion, war, act of God, or other reasons whether of a like nature or not, which is not the fault of the party delayed in performing work or doing acts required under the terms of this Lease, nor due to that party’s failure or inability to make payment, then performance of such term, covenant, or act, is excused for the period of the delay, and the party so delayed shall be entitled to perform such term, covenant or act within the appropriate time period after the expiration of the period of such delay. The provisions of this Article shall not operate to excuse Tenant from the prompt payment of Rent, or any other payments required by this Lease.

13.2 Events of Default. If and whenever:

(a) part or all of the Rent hereby reserved is not paid within 48 hours after written notice from Landlord that it was not received when due; or

(b) the Term, or any goods, chattels, or equipment of Tenant on the Premises are taken or exigible in execution or in attachment, or if a writ of execution is issued against any thereof and not effectively stayed within 30 days thereafter; or

(c) Tenant becomes insolvent or commits an act of bankruptcy or becomes bankrupt, or takes the benefit of any statute that may be in force for bankrupt or insolvent debtors, or becomes involved In voluntary or involuntary winding-up proceedings, or if a receiver shall be appointed for any business, property, affairs, or revenues of Tenant; or

(d) Tenant makes a bulk sale of its goods; or

(e) Tenant shall or shall purport or attempt to assign this Lease or sublet all or part of the Premises in contravention of Article 8, or, without the prior consent of Landlord, the Premises shall be used or occupied by any persons other than Tenant or its permitted assigns or subtenants, or for any use other than that for which they are leased; or

(f) Tenant fails to observe, perform and keep each and every of the covenants, terms and conditions herein contained or otherwise to be observed, performed and kept by Tenant (other than payment of Rent) and persists in such failure after 10 days’ notice by Landlord requiring that Tenant remedy, correct, desist or comply (unless within the 10 days’ notice period Tenant commences, and thereafter promptly and effectively and continuously proceeds, with the rectification of the breach);

then, and in any of such cases, at the option of Landlord, the full amount of the current month’s and the next ensuing three months’ instalments of Annual Rent shall immediately become due and payable and Landlord may immediately distrain for the same, together with any arrears then unpaid, and Landlord may, without notice or any form of legal process, forthwith re-enter upon and take possession of the Premises or any part thereof in the name of the whole and remove and sell Tenant’s goods, chattels, and equipment therefrom, any rule of law or equity to the contrary notwithstanding, and Landlord may seize and sell such goods, chattels and equipment of Tenant as are in the Premises or have been removed therefrom and may apply the proceeds thereof to all Rent to which Landlord is then entitled under this Lease. Any such sale may be effected in the discretion of the Landlord by public auction or otherwise, and either in bulk or by individual Item, or partly by one means and partly by another, all as Landlord in its entire discretion may decide. If any of the Tenant’s Property is disposed of, as provided in this Article, 10 days’ prior notice to Tenant of disposition shall be deemed to be commercially reasonable.

13.3 Interest and Cost. Tenant shall pay to Landlord interest calculated and payable at a rate equal to the lesser of the prime commercial lending rate of the chartered bank with which Landlord conducts its banking for the Project from time to time plus five per cent per annum on a per diem basis, or eighteen (18%) percent per annum upon all Rent required to be paid hereunder from the due date for payment thereof until the same, Including this interest, is fully paid and satisfied. Tenant shall and does hereby indemnify Landlord against and shall pay on demand all Outlays Incurred in enforcing payment thereof, and in obtaining possession of the Premises after default of Tenant or upon expiration or earlier termination of the Term, or in enforcing any covenant, term, or condition herein contained.

13.4 Landlord’s Right to Perform Covenants. All covenants, terms and conditions to be performed by Tenant under any of the provisions of this Lease shall be performed by Tenant, at Tenant’s sole cost and expense, and without any abatement of Rent. If Tenant shall fail to perform any act on its part to be performed hereunder, and such failure shall continue for 10 days after notice thereof from Landlord (or immediately in the case of an emergency of which Tenant has knowledge), Landlord may (but shall not be obligated so to do) perform such act without waiving or releasing Tenant from any of its obligations relative thereto. Tenant shall pay Landlord on demand for all Outlays, together with Interest thereon at the rate set out in this Article from the date each such payment was made or each such cost was incurred by Landlord, until paid in full.

13.5 Waiver of Exemption and Redemption. Notwithstanding anything contained in any statute now or hereafter in force limiting or abrogating the right of distress, none of Tenant’s goods, chattels or equipment on the Premises at any time during the continuance of the Term shall be exempt from levy by distress for Rent in arrears, and upon any claim being made for such exemption by Tenant or in a distress made by Landlord, this Article may be pleaded as an estoppel against Tenant In any action brought to test the right to the levying upon any such goods, chattels or equipment as are named as exempted in any such statute, Tenant hereby waiving all and every benefit that could or might have accrued to Tenant under and by virtue of any such statute but for this Lease. Landlord may seize Tenant’s goods, chattels or equipment at any place to which Tenant or any other person may have removed them from the Premises in the same manner as if such goods, chattels or equipment had remained in the Premises. Tenant hereby expressly waives any and all rights of redemption being granted by or under any present or future laws in the event of Tenant being evicted or dispossessed for any cause, or in the event of Landlord obtaining possession of the Premises by reason of the violation by Tenant of any of the covenants, terms or conditions of this Lease or otherwise.

13.6 Termination. If and whenever Landlord Is entitled to or does re-enter, Landlord may terminate this Lease by giving notice thereof, and in such event Tenant shall forthwith vacate and surrender the Premises.

13.7 Payments. If the Landlord shall re-enter or if this Lease shall be terminated, Tenant shall pay to Landlord on demand:

(a) Rent up to the time of re-entry or termination, whichever shall be the later, plus accelerated Annual Rent as in Section 13.2 provided; and

(b) as damages for the loss of income of Landlord expected to be derived from the Premises:

(i) the amounts (if any) by which the Rent which would have been payable under this Lease exceeds the payments (if any) received by Landlord from other tenants in the Premises, payable on the first day of each month during the period which would have constituted the unexpired portion of the Term had it not been terminated; or

(ii) if elected by Landlord by notice to Tenant at or after re-entry or termination, a lump sum amount equal to the Rent which would have been payable under this Lease from the date of such election during the period which would have constituted the unexpired portion of the Term had it not been terminated, reduced by the rental value of the Premises for the same period, established by reference to the terms and conditions upon which Landlord re-lets them if such re-letting is accomplished within a reasonable period after termination, and otherwise established by reference to all market and other relevant circumstances, such Rent and rental value being reduced to present worth at an assumed interest of 10% per annum on the basis of landlord’s estimates and assumptions of fact which shall govern unless shown to be erroneous.

13.8 Remedies Cumulative. No reference to or exercise of any specific right or remedy by Landlord shall preclude Landlord from exercising or invoking any remedy without limitation including any rights to require specific performance, to obtain an Injunction, and to recover damages, whether allowed at law or in equity or expressly provided for herein. No such remedy shall be exclusive or dependent upon any other remedy, but Landlord may from time to time exercise any one or more of remedies independently or in combination.

ARTICLE 14

OPTIONS

14.1 Early Termination. The Tenant shall have the right to terminate the Term at the expiration of the 10th year of the Term by giving Landlord written notice of such termination not less than 9 months prior to the conclusion of the 10th year of the term.

14.2 First Option to Renew. Provided Tenant is not then in material default under this Lease or the Offer to Lease, Landlord will, at the expiration of the Term and on the written request of Tenant delivered not later than 6 months and not earlier than 18 months before the expiration of the Term, grant Tenant one option to renew (the “First Option”) for a further 5 years (the “First Extended Term”). Tenant’s failure to exercise this option within the time period specified shall render both the First Option and the Second Option (as defined In Section 14.3) null and void and incapable of further exercise. If Tenant exercises the First Option within the time specified, then:

(a) all conditions in this Lease shall remain the same during the First Extended Term except for Annual Rent, Landlord’s contribution to the cost of Leasehold Improvements as set out in the Offer to Lease, and the First Option; and

(b) the Annual Rent during each year of the First Extended Term shall be the effective fair market rent for the Premises as of the commencement of the First Extended Term, when compared to premises of similar size, quality and location in office buildings of a similar size, quality and location In the Greater Vancouver Regional District (but excluding any consideration for the Special Tenant Improvements). The effective fair market rent referred to above shall be determined by mutual agreement of the parties, or, failing agreement thereon prior to the date two months before the conclusion of the Term, by arbitration under the Commercial Arbitration Act of British Columbia. if the matter is being determined by arbitration but has not been determined at the commencement of the First Extended Term, Tenant shall continue to pay, when due, the instalments of Annual Rent payable during the last year of the Term, together with all other payments which comprise Rent, and Tenant shall pay the deficiency or Landlord shall credit the excess (if any) without interest within 10 days of the adjusted Annual Rent being agreed or determined.

14.3 Second Option to Renew. If Tenant exercises the First Option in accordance with Section 14.2, then provided Tenant is not then in material default under this Lease or the Offer to Lease, Landlord will, at the expiration of the First Extended Term and on the written request of Tenant delivered not later than 6 months and not earlier than 18 months before the expiration of the First Extended Term, grant Tenant one option to renew (the “Second Option”) for a further 5 years (the *Second Extended Term”). Tenant’s failure to exercise this option within the time period specified shall render the Second Option null and void and incapable of further exercise. If Tenant exercises the Second Option within the time specified, then:

(a) all conditions In this Lease shall remain the same during the Second Extended Term except for Annual Rent, Landlord’s contribution to the cost of Leasehold Improvements as set out In the Offer to Lease, the First Option and the Second Option; and

(b) the Annual Rent during each year of the Second Extended Term shall be the effective fair market rent for the Premises as of the commencement of the Second Extended Term, when compared to premises of similar size, quality and location in office buildings of a similar size, quality and location in the Greater Vancouver Regional District (but excluding any consideration for the Special Tenant Improvements). The effective fair market rent referred to above shall be determined by mutual agreement of the parties, or, failing agreement thereon prior to the date two months before the conclusion of the First Extended Term, by arbitration under the

Commercial Arbitration Act of British Columbia. If the matter is being determined by arbitration but has not been determined at the commencement of the Second Extended Term, Tenant shall continue to pay, when due, the instalments of Annual Rent payable during the last year of the First Extended Term, together with all other payments which comprise Rent, and Tenant shall pay the deficiency or Landlord shall credit the excess (if any) without interest within 10 days of the adjusted Annual Rent being agreed or determined.

14.4 Right of First Refusal. Provided Tenant is not then In material default under this Lease or the Offer to Lease, Tenant shall have at any time or times during the Term the first right of refusal to match the terms of any acceptable bona fide offer to lease all or part of the Building not then already leased by Tenant. Tenant shall have 10 business days, following written notification by Landlord or its agent of any such offer, to exercise this right by notice in writing to Landlord. Tenant’s failure to exercise this right within the 10 days specified shall render the right null and void and incapable of further exercise with respect to such offer. Whenever Tenant exercises this right as to any such offer, the premises so leased by Tenant will thereafter form part of the Premises and the terms of this Lease shall apply, except to the extent inconsistent with the terms of the offer matched by Tenant and except that Landlord’s contribution, under this Lease and the Offer to Lease, to the cost of Leasehold Improvements as set out in the Offer to Lease shall not apply.

14.5 Option to Lease Adjoining Space.

(a) Tenant shall have an option, subject to and as set forth in this Section 14.5, to lease all or a portion of the balance of the Rentable Area of the Building (in this Section 14.5 referred to as the “Option Space”). Provided Tenant is not then in material default under this Lease or the Offer to Lease, Tenant shall have the right, on the earlier of:

(i) if the term of a lease of the Option Space to a third party expires after the date that is three years after the Commencement Date, then the date that is 30 days after the date the term of such lease expires; and

(ii) the date that is 5 years and 9 months after the Commencement Date;

to lease all or a portion of the Option Space. To exercise such option, Tenant must give written notice of its exercise, specifying the premises to be leased, not less than 6 months prior to the expiration of the term of a lease referred to in clause (i) above if the date specified in clause (i) Is the operative date, or during the period between the 51st and 55th months after the Commencement Date, inclusive, if the date in clause (ii) above is the operative date. Tenant’s failure to exercise this option within the pertinent time specified shall render the option null and void and incapable of further exercise. If Tenant exercises this option within the pertinent time period specified and does not exercise its rights under Section (c) below, Tenant will take the premises so leased in their as le condition at the expiration of the term of the relevant lease and such premises will thereafter form part of the Premises and the terms of this Lease shall apply, except for Annual Rent and Landlord’s contribution to the cost of Leasehold Improvements as set out in the Offer to Lease.

(b) The rate per square foot of Rentable Area of the Option Space for the calculation of Annual Rent shall be the effective fair market rent per square foot for the Option Space as of the date Tenant’s lease of the Option Space begins, when compared to premises of similar size, quality and location in office buildings of a similar size, quality and location in the Greater Vancouver Regional District. The effective fair market rent referred to above shall be based on the Option Space’s “as is” condition referred to in Section (a) above (except as otherwise provided under Section (c) below) and shall be determined by mutual agreement of the parties, or, failing agreement thereon within the 6 months following Tenant’s notice exercising such option, by arbitration under the Commercial Arbitration Act of British Columbia. If the matter is being determined by arbitration but has not been determined at the date Tenant’s lease of the Option Space begins, Tenant shall pay, when due, the instalments of Annual Rent at the same rate as is then payable for the Premises hereunder, together with all other payments which comprise Rent, and Tenant shall pay the deficiency or Landlord shall credit the excess (if any) without interest within 10 days of the Annual Rent rate for the Option Space being agreed or determined.

(c) If the premises leased by Tenant pursuant to this option were improved by a previous tenant, Tenant shall have the right to request, prior to the determination of the Annual Rent rate under paragraph (b) above, that Landlord return all or a portion of the space back to base building standard, at no cost to Tenant, and the Annual Rent rate under paragraph (b) above shall be based on the “as is” condition of the premises after the return of all or a portion of the space back to base building standard.

ARTICLE 15

SURRENDER AND TERMINATION

15.1 Surrender of Possession. Upon the expiration or earlier termination of this Lease, Tenant shall immediately quit and surrender possession of the Premises in substantially the condition In which Tenant is required to maintain the Premises, and all Leasehold Improvements excepting only reasonable wear and tear, and damage covered by Landlord’s insurance. Upon such surrender, all right, title and interest of Tenant in the Premises and under this Lease shall cease.

15.2 Tenant’s Property. Subject to Tenant’s rights under Section 3.15, 10 days after the expiration or earlier termination of this Lease, all of the Tenant’s Property, personal property and improvements remaining in the Premises shall be deemed conclusively to have been abandoned by Tenant and may be appropriated, sold, destroyed or otherwise disposed of by Landlord without notice or obligation to compensate Tenant or to account therefor, and Tenant shall pay Landlord for all Outlays within 10 days of receipt of an invoice therefor. Landlord may, at its option, require Tenant to remove all or part of the Leasehold Improvements, made or installed in the Premises, and may require Tenant to restore the Premises to a condition equivalent to the condition in which Tenant was required to maintain the Premises during the Term.

15.3 Merger. The voluntary or other surrender of this Lease by Tenant or the sublease of space by Tenant to Landlord or the cancellation of this Lease by mutual agreement of Tenant and Landlord shall not operate as a merger, but shall, at Landlord’s option, terminate all or any subleases and subtenancies or operate as an assignment to Landlord of all or any subleases or subtenancies. Landlord’s options hereunder shall be exercised by notice to Tenant and all known subtenants in the Premises or any part thereof.

15.4 Payments After Expiration or Termination. No payments of money by Tenant to Landlord after the expiration or earlier termination of this Lease or after the giving of any notice (other than a demand for payment of money) by Landlord to Tenant shall reinstate, continue or extend the Term or make Ineffective any notice given to Tenant prior to the payment of such money. After the service of notice or the commencement of a suit, or after final judgment granting Landlord possession of the Premises, Landlord may receive and collect any sums of Rent due, and the payment thereof shall not make ineffective any notice, or in any manner affect any pending suit or any judgment theretofore obtained.

15.5 Holding Over.

(a) If Tenant remains In possession of the Premises after the expiration or earlier termination of this Lease, a tenancy from year-to-year shall not be created, and Tenant shall be deemed to be occupying the Premises on a month-to-month tenancy only, at a monthly rental equal to the Rent, which is payable or accrues hereunder on an Installment or monthly periodic basis, but nothing contained in this Article shall be construed to limit or impair any of Landlord’s rights of re-entry or eviction or constitute a waiver thereof;

(b) Any such month-to-month tenancy may be terminated by Landlord or Tenant on the last day of any calendar month by delivery of 30 days’ advance notice of termination to the other; and

(c) Any such month-to-month tenancy shall be subject to all other terms and conditions of this Lease except any right of extension or renewal; except any right of Tenant to require, after the expiration or earlier termination of this Lease, any reconciliation, adjustment or repayment of amounts paid or payable on an estimated or contingent basis, which amounts, or any part thereof, may, at the option of Landlord, be deemed final payments or accruals in respect of the month for which they are paid or due; and except that Landlord, at its option, may resort to Section 2.1(b) as if the date of expiration or earlier termination and the first day of every month thereafter was a date set for review.

ARTICLE 16

AMENDMENT AND WAIVER

16.1 Amendment or Modification. No amendment, modification, or supplement to this Lease shall be valid or binding unless set out in writing and executed by the parties hereto In the same manner as the execution of this Lease.

16.2 No Implied Surrender or Waiver. No provisions of this Lease shall be deemed to have been waived by a party unless such waiver is in writing signed by that party. A party’s waiver of a breach of any term or condition of this Lease shall not prevent a subsequent act or omission which would have originally constituted a breach, from having all the force and effect of any original breach. Landlord’s receipt of Rent with knowledge of a breach by Tenant of any term or condition of this Lease shall not be deemed a waiver of such breach. Landlord’s failure to enforce against Tenant or any other tenant any rule or regulation made under Article 11 shall not be deemed a waiver of such rule and regulation. No act or thing done by Landlord, its agents or employees during the Term, without limitation including inspection, repair, re-entry, or sale or leasing (or attempts thereat) of all or any part of the Premises shall be deemed a constructive termination of this Lease or an acceptance of a surrender of the Premises, or an eviction of Tenant or a breach of the covenant of quiet enjoyment and no agreement to accept a surrender of the Premises shall be valid, unless in writing signed by Landlord. The delivery of keys to any of Landlord’s agents or employees shall not operate as a termination of this Lease or a surrender of the Premises. No payment by Tenant, or receipt by Landlord, of a lesser amount than the Rent due hereunder shall be deemed to be other than on account of the earliest stipulated Rent, nor shall any endorsement or statement on any cheque or any communication accompanying any cheque, or payment of Rent be deemed to be other than on account of the earliest stipulated Rent, nor shall any endorsement or statement on any cheque or any communication accompanying any cheque, or payment of Rent, be deemed an accord and satisfaction, and Landlord may accept such cheque or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy available to Landlord. The acceptance by Landlord of Rent or any installment or proportion of Rent from any person other than Tenant shall not be construed as a recognition or acceptance of the right of such person to use or occupy the Premises, nor as a waiver of any of Landlord’s rights hereunder.

ARTICLE 17

INTERPRETATION

17.1 Time. Time is of the essence of this Lease and every part hereof and schedule hereto.

17.2 Obligations as Covenants. Each obligation of Tenant expressed In this Lease, even though not expressed as a covenant, is considered to be a covenant for all purposes.

17.3 Severability. Should any provision of this Lease be or become invalid, void, illegal or not enforceable, it shall be considered separate and severable from the lease and the remaining provisions shall remain in force and be binding upon the parties hereto as though such provision had not been inserted.

17.4 Governing Law. This Lease shall be interpreted under and is governed by the laws of the jurisdiction in which the Land is located.

17.5 Grammatical Conformance. The necessary grammatical changes required to make the provisions of this Lease apply to all genders and to corporations, associations, partnerships, or individuals, and in the plural sense where a party may comprise more than one entity, will be assumed In all cases as though in each case so fully expressed.

17.6 Headings and Captions. The indices, article headings, and section headings are inserted for convenience of reference only and are not to be considered when interpreting this Lease.

17.7 Extended Meanings. The words ‘hereof, ‘herein” and similar expressions used in any Article, Section or paragraph of this Lease relates to the whole of this Lease and not to that Article, Section or paragraph only, unless otherwise expressly provided.

ARTICLE 18

CONTRACTUAL

18.1 Entire Agreement. The Offer to Lease and this Lease together contain the entire agreement between Landlord and Tenant concerning the Premises and the subject matter of this Lease, and Tenant acknowledges that it has not relied upon any representations, warranties, covenants, agreements, conditions or understandings except such as are set out in the Offer to Lease and this Lease. In the event of an inconsistency between the provisions of the Offer to Lease and the provisions of this Lease, the provisions of this Lease shall govern.

18.2 Relationship of Parties. Nothing contained in this Lease shall create any relationship between the parties hereto other than that of lessor and lessee, and it is acknowledged and agreed that Landlord does not in any way or for any purpose become a partner of Tenant in the conduct of its business, or a member of a joint or common enterprise with Tenant.

18.3 Joint and Several Liability. If Tenant hereunder comprises more than one person or corporation then all representations, warranties, conditions, covenants and undertakings of each and all such persons and corporations on the part of Tenant shall be joint and several representations, warranties, conditions, covenants, agreements and undertakings.

18.4 Successors. Except as otherwise provided, the covenants, terms and conditions contained in this Lease shall apply to the benefit of and bind the heirs, executors, administrators, successors, and assigns of the parties hereto.

18.5 Registration. Tenant may register a short form notice of this Lease in the Land Title Office at its expense which shall not contain the business terms hereof. Such short form of this Lease shall be in a form approved by Landlord. Landlord shall ensure that the Premises are contained on a separate legal title.

18.6 Division of Project.

(a) Landlord shall be entitled to sever the GLENLYON Business Park, including the Land, into separate parcels, or to consolidate the Land with other parcels, and after completion of such severance or consolidation the definitions of “GLENLYON Business Park”, “Premises”, “Building”, “Land” and ‘Project” shall be read to correspond to such change. The separate parcels of the GLENLYON Business Park on severance may be owned by or may be treated as if they were owned by separate entities other than Landlord. Landlord may in its discretion create and grant rights and easements among separate parcels or Project Components and may register same as encumbrances.

(b) (i) Landlord may from time to time, if in the opinion of Landlord more efficient or economical operation of the Project or more equitable distribution of Operating Costs will result, establish Project Components (of which any or all of the Premises, the Building and the Land may be one) and divide, apportion, and allocate Operating Costs among such Project Components.

(ii) In any such division, apportionment and allocation of Operating Costs, Landlord shall charge any item which relates exclusively to one of the Project Components directly to that Project Component only, and, in respect of items which do not exclusively relate to any single Project Component Landlord shall divide, apportion and allocate same to all Project Components affected thereby, on an equitable basis having regard, without limitation, to the various uses and values of the subject Project Components, to prudent practices of property management, to the provisions of this Lease, and to generally accepted accounting and engineering principles. The aggregate of all Operating Costs so directly charged or divided, apportioned and allocated to the Premises, the Building or the Land is to form part of Building Costs.

(iii) If such treatment would result in a more equitable and compatible recognition of the cost of their respective usage, Landlord may similarly, mutatis mutandis, charge, divide apportion and allocate Operating Costs, Building Costs, or Project Costs, among office, retail, warehouse, and other differing elements of the Project.

18.7 Lease Letter of Credit. The parties acknowledge that, pursuant to Section 5.3 of the Offer to Lease, Tenant is obligated in each of the first 5 years of the Term, to deliver to Landlord’s solicitors the Lease Letter of Credit, as defined in the Offer to Lease, all on such terms as are set out in said Section 5.3.

Tenant hereby accepts this Lease of the Premises, to be held by it as Tenant subject to the covenants, conditions, and restrictions set forth herein and implied. Tenant’s taking of possession of all or any portion of the Premises shall be conclusive evidence as against Tenant that the Premises or such portion thereof of which possession is taken are in satisfactory condition on the date of taking possession, subject only to latent defects and to deficiencies (if any) listed in writing in a notice delivered by Tenant to Landlord not more than 60 days after the later of the date of taking possession or the Commencement Date.

IN WITNESS WHEREOF, LANDLORD AND TENANT HAVE EXECUTED AND DELIVERED THIS LEASE BY AUTHORIZED SIGNATURES, AND BY AFFIXING CORPORATE SEALS WHEN APPLICABLE, EFFECTIVE THE DATE INDICATED ON PAGE 1 OF THIS LEASE AGREEMENT.

THE CORPORATE SEAL of TENANT, INEX PHARMACEUTICALS CORPORATION, was hereto affixed in the presence of: ______________________________ ______________________________	) ) ) ) ) ) ) )	c/s

THE CORPORATE SEAL of LANDLORD, CANADA LANDS COMPANY CLC LIMITED, was hereto affixed in the presence of: ______________________________ ______________________________	) ) ) ) ) ) ) )	c/s

APPROVED AS TO FORM

______________________________

Legal Advisor

to Canada Lands Company CLC Limited

Bull, Housser & Tupper

Barristers & Solicitors

3000 - 1055 West Georgia Street

Vancouver, B.C. V6E 3R3

SCHEDULE 1A

PLAN OF PREMISES

SCHEDULE 1B

PLAN OF LAND

SCHEDULE 1C

SKETCH PLAN OF RESERVED PARKING STALLS

LOW ROOF
HIGH ROOF
PROPOSED BUILDING
LOW ROOF
LOW ROOF
FIRE TRUCK ACCESS
FIRE TRUCK ACCESS
BUILDING ADDRESS SIGN
PROPERTY LINE
DECK
DECK
SEE LANDSC.
FH
12M
31M
8M
5.5M
15M
12M TYP.
R=13M

SCHEDULE 2

PROJECT SUPPLEMENT

PART ONE - DEFINITIONS

1. In this Lease, unless the context otherwise requires:

Annual Rent	means the amount so identified on Page 1 of this Lease.

Architect	means such firm of independent professional architects or engineers engaged by Landlord from time to time in regard to the Project, including any consultant appointed by the Landlord or Architect.

Article	means an Article of this Lease.

Building	means that building so identified on Page 1 of this Lease.

Building Common Areas	means all of the Common Areas of the Building and Land that are part of or within the Building.

Building Costs	has the meaning prescribed in Clause 1 of Part Two of this Schedule and in Section 18.6 of this Lease.

Building Share	has the meaning prescribed in Clause 2 of Part Two of this Schedule.

Clause	means a numbered subdivision of a Part of this Schedule.

Commencement Date	means the date so identified on Page 1 of this Lease.

Common Areas	means the Common Areas of the Building and Land, and the Common Areas of the Project.

Common Areas of the Building and Land	means at any time those portions of the Building and the Land which are not leased or designated for lease by Landlord to tenants but are provided (and which may be changed from time to time) to be used directly or indirectly in common by Landlord, Tenant, and other tenants of the Building (or by the subleasees, agents, employees, customers or licensees of Landlord, Tenant and such other tenants) whether or not the same are open to Tenant, such other tenants or the general public, and may, without limiting the generalities aforesaid, Include any improvements, fixtures, chattels, equipment, systems, decor, signs, facilities, utilities, landscaping, pedestrian and vehicular exits and entrances, roads, driveways, open-space areas, medians, islands, courtyards, passageways, hallways, stairways, public washrooms, elevators, and pedestrian walkways, that are contained in the Building or on the Land, excluding the Common Areas of the Project forming part of the Lands.

Common Areas of the Project	means at any time those portions of the Project (but not including Common Areas of the Building and Land) which are not leased or designated for lease by Landlord (or other owners of lands In the Project from time to time) to tenants but are provided (and which may be changed from time to time) to be used directly or indirectly in common by Landlord, such other owners, Tenant, and other tenants of the Project (or by the subleasees, agents, employees, customers or licensees of Landlord, such other owners, Tenant and such other tenants) whether or not the same are open to Tenant, such other tenants or the general public, and may, without limiting the generalities aforesaid, include any improvements, fixtures, systems, decor, signs, facilities, utilities, landscaping, pedestrian and vehicular exits and entrances, roads, driveways, park and open- space areas, medians, islands, boulevards, ponds, creeks and appurtenances relating thereto (including creek beds, creek crossings, creek culverts, Inlet and outlet structures, flood-gates, headwalls, bridges, flood devices, wells and pumps), treatment plants, service centres, courtyards, stairways, public washrooms, elevators, escalators, urban trails, pedestrian walkway systems, bus stops and transportation facilities, that service the Project or other public facility for which Landlord is subject to provide for the benefit of the occupants of the Project from time to time In its capacity as owner, or manager, of the Project, but excluding areas for the exclusive use of one or more occupants of the Project or its agents, employees, customers, invitees or licensees and excluding any health or exercise club or similar luxury service.

Fiscal Year	means a twelve month period from time to time determined by Landlord at the end of which Landlord’s financial statements for the Project are prepared and audited.

GLENLYON Business Park	means the business park located within the Big Bend area of the Fraser River in South Burnaby, British Columbia on lands currently owned by Landlord and including those portions of such lands as may be designated from time to time by Landlord or others with responsibility for managing the business park for the owners of such lands from time to time.

Land	Land means the portion of GLENLYON Business Park on which the Building is situate and which is shown outlined in red in Schedule 1B attached hereto.

Landlord	means that party or parties so identified on Page 1 of this Lease and its or their successors and assigns.

Landlord’s Improvements	has the meaning ascribed in Section 1.1 of the Offer to Lease.

Lease	means this lease document (including without limitation all of its schedules, attachments and appendices) and every properly executed instrument which by its terms amends, modifies, or supplements it.

Leasehold Improvement	has the meaning prescribed in Section 3.16(b) of this Lease.

Normal Business Hours	means the hours from 7:00 a.m. to 7:00 p.m. Monday through Friday, excluding days which are legal or statutory holidays In the jurisdiction where the Project is located, or such other reasonable hours as Landlord may stipulate from time to time in respect of one or more or all Project Components.

Offer to Lease	means that certain Offer to Lease dated July 4, 1996 between Tenant and Landlord referred to in Section 18.1 of this Lease, a copy of which Offer to Lease is annexed hereto as Schedule 3, as such may be amended by the Landlord and Tenant.

Operating Costs	has the meaning defined, distinguished, prescribed or identified in Part Two of this Schedule.

Other Buildings	means any building or buildings existing in GLENLYON Business Park from time to time containing premises that are leased or intended to be leased to tenants, but excluding the Building.

Other Charges	means all amounts other than Annual Rent and Operating Costs, which are payable by Tenant under this Lease, without limitation including Outlays.

Other Lands	means any land existing in GLENLYON Business Park from time to time that is leased or intended to be leased to tenants, but excluding the Land.

Outlays	means any and all costs of any nature or kind whatsoever, reasonably incurred by Landlord as a direct or indirect result of failure by Tenant to perform its obligations under this Lease, or for account of Tenant pursuant to this Lease.

Permitted Use	means the permitted and restricted usage Identified on Page 1 of this Lease.

Premises	means the space so identified on Page 1 of this Lease (approximately shown in outline on Schedule 1A), having the agreed area shown on Page 1.

Project	means GLENLYON Business Park and all improvements and buildings (without limitation including the Building, Other Buildings, Common Areas of the Project, Land, Other Lands and any other Project Components) and all equipment of the Project, all utilities servicing the Project and all other services, facilities and systems erected thereon or situate therein from time to time (without limitation including utility facilities) together with all such other land, park or open space areas, entrances, exits, circulation space, pedestrian walkway systems, ponds, service centres, easements, licenses, leases or rights (if any) contiguous, convenient, neighbouring, adjacent or appurtenant to the GLENLYON Business Park, and like improvements, buildings, equipment, utilities, services, facilities and systems thereon or therein, which Landlord may from time to time own, develop, operate or manage as an entity integrated with or servicing, in whole or in part, the GLENLYON Business Park.

Project Components	means the segments of the Project (of which any or all of the Premises, the Building and the Land may be one and which together comprise the whole Project) which may be designated by Landlord from time to time.

Project Costs	has the meaning prescribed in Clause 1 of Part Two of this Schedule and in Section 18.6 of this Lease.

Project Share	has the meaning prescribed in Clause 2 of Part Two of this Schedule.

Rent	means the aggregate of all amounts payable by Tenant to Landlord under this Lease for and relating to, but not limited to (a) Annual Rent; (b) Operating Costs; and (c) Other Charges.

Rentable Area	has the meaning determinable from Clause 3 of Part Two of this Schedule.

Section	means any numbered subdivision of an Article.

Special Tenant Improvements	has the meaning ascribed in Section 7.2 of the Offer to Lease.

Structural Defects	means any repairs, changes or alterations required to be made to the foundations, concrete or steel columns, bearing walls, roof joists and decking (excluding membrane) and floor decks or slabs of the Building as a result of defects in the original construction of the Building or portions thereof by the Landlord whether caused by defects in materials or workmanship.

Taxes	means Taxes of Common Areas of the Project and Taxes of Building.

Taxes of Common Areas of the Project	means the aggregate of all taxes, duties and imposts, without limitation including property, school, and local Improvement taxes, rates, charges, levies, assessments and capital taxes, payable by Landlord and imposed by any competent governmental authority upon or in respect of the Common Areas of the Project and all improvements thereon or services therein or on account of its ownership thereof, and any other amounts which are imposed in lieu of, or in addition to any such taxes, whether of the foregoing character or not and whether in existence at the Commencement Date or not, together with all expenses incurred by Landlord in contesting in good faith the imposition, amount or payment of any of them; but excluding any income, profits, excess profits, and business tax imposed upon the income of Landlord and any other impost of a similar nature charged or levied against Landlord, except to the extent that such is levied in lieu of taxes, rates, charges, or assessments in respect of the Common Areas of the Project or improvements thereon, or the ownership or operation thereof by the Landlord.

Taxes of Building	means the aggregate of all taxes, duties and imposts, without limitation including property, school, and local improvement taxes, rates, charges, levies, assessments and capital taxes, payable by Landlord and imposed by any competent governmental authority upon or in respect of the Building or the Land and all improvements thereon or services therein or on account of its ownership thereof, and any other amounts which are imposed in lieu of, or in addition to any such taxes, whether of the foregoing character or not and whether in existence at the Commencement Date or not, together with all expenses incurred by Landlord in contesting in good faith the imposition, amount or payment of any of them; but excluding any income, profits, excess profits, and business tax imposed upon the Income of Landlord and any other impost of a similar nature charged or levied against Landlord, except to the extent that such is levied in lieu of taxes, rates, charges, or assessments in respect of the Building or the Land or improvements thereon, or the ownership or operation thereof by the Landlord.

Tenant	means that party or parties so identified on Page 1 of this Lease.

Tenant’s Improvements	has the meaning prescribed in Section 7.1 of the Offer to Lease.

Tenant’s Property	has the meaning prescribed in Section 3.15(b) of this Lease.

Term	means the period of time so identified on Page 1 of this Lease.

2. (a) “Unit of Area” means a conventional component of expressing or measuring the aggregate area of space, denoted either in square metres (metric system) or square feet (imperial system) or computed in the equivalent relationship or conversion of one to the other, In all cases limited to two decimal figures, and “Units of Area means more than one Unit of Area.

(b) The Landlord may for any purpose of this Lease, without limitation including any measurement of rentable area or any formula prescribed In this Lease, substitute, or convert any Unit of Area and any and all Units of Area using conversion factors of .0929 square feet to square metres and 10.7639 square metres to square feet.

PART TWO - OPERATING COSTS

1. For the purposes of this Lease and subject to the provisions of Section 18.6:

Operating Costs	means Building Costs and Project Costs.

Building Costs

means the total of all costs, charges, expenses, fees, rentals, disbursements and outlays of every kind paid, payable, accrued or incurred during the Fiscal Year in respect of any and all of the Building, the Land, and Common Areas of the Building and Land (excluding any Common Areas of the Project on the Lands), including without limitation the aggregate amount, without duplication, of all costs and charges, expenses, fees, rentals, disbursements and outlays of every kind paid, payable, accrued or incurred during the Fiscal Year in providing, operating, supervising, securing, repairing, managing, administering or maintaining all or any part of the Land or the Building as a first class facility, including overseeing activities of Tenant on the Premises, including overseeing all improvements, additions and changes by Tenant to the Premises and Landlord’s costs of staff and overhead where Landlord elects, as provided herein, to provide, operate, supervise, secure, repair, manage, administer or maintain the Premises or any part thereof, all as established in accordance with generally accepted accounting principles, Including without limitation:

(a) all salaries, wages, fringe benefits, severance pay and termination payments paid to or for all personnel, including supervisory personnel and managers, to the extent that they are employed by the Landlord (or a person with which it does not deal at arm’s length) In connection with the maintenance, repair, operation, administration, or management of the Land, the Building, or any part of them, and amounts paid to professionals and Independent contractors, including any management companies, for any services provided in connection with the maintenance, repair, operation, administration or management of the Land, the Building, or any part of them; professionals and Independent contractors, including any management companies, for any services provided in connection with the maintenance, repair, operation, administration or management of the Land, the Building, or any part of them;

(b) the applicable amortization (properly allocable to such fiscal year) of all costs incurred after the date any space in the Premises was first occupied by the Tenant for:

(i) any capital improvement to the Premises or the Common Areas of the Building and Land required by any change in the laws, rules, regulations or orders of any governmental or quasi-governmental authority having jurisdiction, or incurred by Landlord principally to reduce Building Costs, or

(ii) any replacement, not charged to Building Costs in the year in which incurred, of any equipment, floor covering or system in the Premises or the Common Areas of the Building and Land, or

(iii) any repairs, including without limitation structural repairs and repairs to the exterior, roof or equipment of the Building not charged to Building Costs in the year in which it was incurred,

which costs shall be amortized over the useful life of the subject capital improvement, replacement or repair;

(c) all costs for the provision, operation, maintenance, repair and replacement of services to the Common Areas of the Building and Land including, without limitation, all on-site and off-site improvements, fixtures, chattels, equipment, systems, decor, signs, facilities, utilities, landscaping and pedestrian and vehicular passageways;

(d) all other costs of repairs, maintenance and replacements to the Common Areas of the Building and Land without limitation Including painting, renovations, repair and replacement of carpet, snow clearing, gardening and landscaping, costs of providing security, supervision, traffic control, janitorial, window cleaning, waste collection, disposal and recycling and the costs of machinery, supplies, tools, equipment and materials used in connection therewith;

(e) the total of the costs and amounts paid for all gas, steam or other fuel used in heating and cooling the Common Areas of the Building and Land, all electricity furnished to the Common Areas of the Building and Land (except for electricity furnished to and paid for by individual tenants), all hot and cold water, telephone and other utility costs used in the operation, supervision, repair, security and maintenance of the Land or the Common Areas of the Building and Land (except where any of these is chargeable to individual tenants by reason of their extraordinary consumption), sewage disposal and other utilities and costs of replacing building standard electrical light fixtures, ballast, tubes, starters, lamps, light bulbs and controls in the Common Areas of the Building and Land;

(f) all costs of insuring the Land and the Building and the improvements, equipment, and other property on the Land or in the Building and such other insurance in respect of the Land and the Building as Landlord may from time to time reasonably determine;

(g) audit fees and the cost of accounting services incurred in the preparation of the Statements required to be furnished by Landlord pursuant to this lease, and in the computation of Rent and other charges payable by Tenant;

(h) sales, goods and services and excise or other taxes on goods and services provided by or on behalf of the Landlord in connection with the maintenance, repair, supervision, securing, operation, administration or management of the Land and the Building net of input tax credits, refunds or rebates (to the extent the Landlord receives and utilizes same);

(i) Taxes of Building (except where same are paid by individual tenants pursuant to Section 4.3 and 4.5 of this Lease);

(j) capital tax, if applicable, being the applicable amount (as hereinafter defined) of any tax or taxes levied against the Landlord by any governmental authority having jurisdiction based upon or computed by reference to the paid-up capital or place of business of the Landlord as determined for the purposes of such tax or taxes; and for the purpose of this paragraph the phrase “applicable amount” of such tax or taxes means the amount of tax that would be payable if the Building were the only establishment of the Landlord;

(k) INTENTIONALLY DELETED

(l) an appropriate allocation of the fair market rental value (having regard to Rent being charged for similar rental space) of space at GLENLYON Business Park used by the Landlord, acting reasonably, in connection with the maintenance, repair, operation, administration and management of the Land and the Building and other premises and lands in the GLENLYON Business Park;

(m) management fees or management agent fees and administrative charges of a management company, if any, for the Land and the Building or any part of them or, if the Landlord chooses to manage the Land and the Building or any part of them through itself or through a company or other person with whom it does not deal at arm’s length, a management fee to the Landlord in an amount such that Tenant’s Building Share of such amount will equal 3.5% of the gross amount of Tenant’s Rent for that year; and

(n) the cost of implementing and maintaining a contract for the regular maintenance of certain components of the Land and the Building as may be designated, as herein provided, from time to time by Landlord including the roof, elevators and heat, ventilation and air conditioning system and all salaries, wages, fringe benefits paid to or for all personnel, including supervisory personnel and managers, and all costs of obtaining such personnel, to the extent that they are employed by the Landlord (or a person with which it does not deal at arm’s length) in connection with the maintenance, repair, supervision, securing, operation, administration, or management of the Land, the Building or any part of them, and amounts paid to professionals and independent contractors, for any services provided in connection with the maintenance, repair, supervision, securing, operation, administration or management of the Land, the Building, or any part of them;

but the following costs shall be specifically excluded:

(i) Outlays and any equivalent outlays for other tenants in the Building;

(ii) repair and replacement resulting from inferior or deficient design, workmanship, or materials in the initial construction of the Building that is covered by contractor’s or manufacturer’s warranties or for which Landlord is reimbursed by insurers;

(iii) interest on and capital retirement of debt;

(iv) repair or maintenance done for the direct account of other tenants and of unleased space;

(v) leasing commissions, leasing expenses and tenant’s inducements;

(vi) any costs normally payable by way of operating expenses to Landlord but for which Landlord is or is entitled to be reimbursed or indemnified either by an insurer, another tenant in the Building, a contractor or otherwise;

(vii) depreciation of the Building or any part thereof;

(viii) Structural Defects;

(ix) costs of any service provided to, or expenses related to, tenants in the Building other than Tenant, if Tenant provides the same service to itself at its own expense under this Lease;

(x) construction of new capital improvements which are not repairs or replacements of a capital improvement then existing; and

(xi) any amounts payable pursuant to paragraphs (a), (m) and (n) above representing management fees, management agent fees and administrative charges of a management company or of other persons retained or employed pursuant to paragraph (a) to perform such functions, supervisory personnel and managers and generally in managing, administering and supervising shall be limited to the Tenant’s Building Share specified in paragraph (m) without duplication.

Project Costs

means the aggregate amount, without duplication, of all costs and charges, expenses, fees, rentals, disbursements and outlays of every kind paid, payable, accrued or incurred by or on behalf of Landlord, and other owners of lands in GLENLYON Business Park from time to time, in accordance with the Business Park Management Agreement and similar agreements pertaining to the common management of Glenlyon Business Park from time to time, during the Fiscal Year in operating, supervising, securing, repairing, managing, administering and maintaining the Common Areas of the Project in accordance with standards determined from time to time by parties responsible for the Common Areas of the Project, as established in accordance with generally accepted accounting principles and confirmed in a certificate of Landlord or other parties responsible for the Common Areas of the Project, including without limitation:

(a) all salaries, wages, fringe benefits, severance pay and termination payments paid to or for all personnel, including supervisory personnel and managers, to the extent that they are employed by Landlord or other parties responsible for the Common Areas of the Project (or a person with which it does not or they do not deal at arm’s length) In connection with the maintenance, repair, supervision, securing, operation, administration or management of the Common Areas of the Project or any part of them, and amounts paid to professionals and independent contractors, including any management companies, for any services provided in connection with the maintenance, repair, supervision, securing, operation, administration or management of the Common Areas of the Project or any part of it;

(b) the applicable amortization (properly allocable to such fiscal year) of all costs incurred after the date any space in the Project was first occupied by any tenant for

(i) any capital improvement to then existing Common Areas of the Project required by any change in the laws, rules, regulations or orders of any governmental or quasi-governmental authority having jurisdiction, or incurred by Landlord or other parties responsible for the Common Areas of the Project principally to reduce Project Costs, or

(ii) any replacement, not charged to Project Costs in the year in which Incurred, of any equipment, floor covering or system in the Common Areas of the Project, or

(iii) any repairs, including without limitation structural repairs and repairs to the exterior, roof or equipment of the Common Areas of the Project not charged to Project Costs in the year in which it was incurred, which costs shall be amortized over the useful life of the subject capital improvement, replacement or repair;

(c) all costs for the provision, operation, maintenance, repair and replacement of services to the Common Areas of the Project including, without limitation, all on-site and off-site improvements, fixtures, chattels, equipment, systems, decor, signs, facilities, utilities, landscaping and pedestrian and vehicular passageways, park or open space areas, medians, islands, boulevards, ponds, creeks and appurtenances thereto including creek crossings, creek culverts, all inlet and outlet structures, flood-gates, headwalls, bridges, flood devices, wells, pumps, treatment plants and service centres on GLENLYON Business Park and on such other land contiguous, convenient, adjacent, neighbouring or appurtenant to GLENLYON Business Park as Landlord or other parties responsible for the Common Areas of the Project may designate from time to time;

(d) all other costs of repairs, maintenance and replacements to the Common Areas of the Project, without limitation including painting, renovations, repair and replacement of carpet, snow clearing, gardening and landscaping, costs of providing security, supervision, traffic control, janitorial, window cleaning, waste collection, disposal and recycling and the costs of machinery, supplies, tools, equipment and materials used In connection therewith;

(e) the total of the costs and amounts paid for all gas, steam or other fuel used in heating and cooling the Common Areas of the Project, all electricity furnished to the Common Areas of the Project (except for electricity furnished to and paid for by individual tenants), all hot and cold water, telephone and other utility costs used in the operation, supervision, repair, security and maintenance of the

Common Areas of the Project (except where any of these is chargeable to individual tenants by reason of their extraordinary consumption), sewage disposal and other utilities and costs of replacing building standard electrical light fixtures, ballast, tubes, starters, lamps, light bulbs and controls;

(f) all costs of insuring the Common Areas of the Project and the improvements, equipment, and other property In the Common Areas of the Project and such other insurance in respect of the Project as Landlord or other parties responsible for the Common Areas of the Project may from time to time reasonably determine;

(g) audit fees and the cost of accounting services incurred in the preparation of the Statements required to be furnished by Landlord pursuant to this lease, and in the computation of Rent and other charges payable by tenants of the Project;

(h) sales, goods and services and excise or other taxes on goods and services provided by or on behalf of Landlord or other parties responsible for the Common Areas of the Project in connection with the maintenance, repair, supervision, securing, operation, administration or management of the Common Areas of the Project net of input tax credits, refunds or rebates (to the extent received and utilized by the Landlord or other parties responsible for the Common Areas of the Project);

(i) Taxes of Common Areas of the Project;

(j) capital tax, if applicable, being the applicable amount (as hereinafter defined) of any tax or taxes levied against Landlord and other parties responsible for the Common Areas of the Project by any governmental authority having jurisdiction based upon or computed by reference to the paid-up capital or place of business of Landlord and other parties responsible for the Common Areas of the Project as determined for the purposes of such tax or taxes; and for the purpose of this paragraph the phrase ‘applicable amount” of such tax or taxes means the amount of tax that would be payable if the Common Areas of the Project were the only establishment of the Landlord and other parties responsible for the Common Areas of the Project without duplication of any other charges recoverable under this Lease;

(k) INTENTIONALLY DELETED

(l) the fair market rental value without duplication, (having regard to Rent being charged for similar rental space) of space at GLENLYON Business Park used by the Landlord or other parties responsible for the Common Areas of the Project, acting reasonably, in connection with the maintenance, repair, supervision, securing, operation, administration and management of the Common Areas of the Project; and

(m) management fees or management agent fees and administrative charges of a management company, if any, for the Common Areas of the Project or any part of it or, if the Landlord or any other party responsible for the Common Areas of the Project chooses to manage the Common Areas of the Project or any part of it through itself or through a company or other person with whom it does not deal at arm’s length, a management fee to the Landlord or other parties responsible for the Common Areas of the Project in an amount comparable to that which would be charged by a first class real estate management company for management of common areas of similar business parks in the Greater Vancouver, British Columbia, area;

but the following costs shall be specifically excluded:

(i) Outlays and any equivalent outlays for other tenants in the Project;

(ii) repair and replacement resulting from inferior or deficient design, workmanship, or materials in the initial construction of the Common Areas of the Project that is covered by contractor’s or manufacturer’s warranties or for which Landlord or any other party responsible for the Common Areas of the Project is reimbursed by Insurers;

(iii) interest on and capital retirement of debt;

(iv) repair or maintenance done for the direct account of other tenants and of unleased space;

(v) leasing commissions, leasing expenses and tenant’s inducements;

(vi) any costs normally payable by way of operating expenses to Landlord or other parties responsible for the Common Areas of the Project but for which Landlord or other parties responsible for the Common Areas of the Project is or is entitled to be reimbursed or indemnified either by an insurer, another tenant in the Project, a contractor or otherwise;

(vii) depreciation of any capital assets located on the Common Areas of the Project as of the Commencement Date;

(viii) Structural Defects;

(ix) construction of new capital improvements which are not repairs or replacements of a capital improvement then existing; and

(x) any amounts payable pursuant to paragraphs (a) and (m) of this “Project Costs” definition representing management fees, management agent fees and administrative charges of a management company or of other persons retained or employed pursuant to said paragraph (a) to perform such functions, supervisory personnel and managers and generally in managing, administering and supervising shall be limited to the amount provided for in said paragraph (m) without duplication.

2. For purposes of this Lease:

Building Share

(a) means (except as otherwise provided in Section (b) below) a fraction, the numerator of which is the Rentable Area of the Premises and the denominator of which is the Rentable Area of the Building.

(b) If any Building Costs are incurred that are directly attributable to Tenant or the Premises, or any other tenant of the Building, such costs will be allocated to the Tenant or other tenant and Tenant will pay the full amount of such Building Costs directly attributable to Tenant or the Premises. In sharing Building Costs Tenant shall be responsible only for costs relating to the Premises and for its Building share of Building Costs related to the Common Areas of the Building and Lands.

Project Share

(a) means a fraction, the numerator and the denominator of which shall be determined as follows:

(i) the numerator shall be the product of (A) the Rentable Area of the Premises multiplied by (B) the Total Area of the Land excluding Common Areas of the Project; and

(ii) the denominator shall be the product of (A) the Rentable Area of the Building multiplied by (B) the Total Area of GLENLYON Business Park excluding Common Areas of the Project.

(b) Provided that, if and whenever pursuant to Section 18.6 of this Lease, Landlord shall have established and designated Project Components in respect of Project Costs which pertain only to a Project Component, clause (B) of the denominator aforesaid shall be the total area of such areas comprising that Project Component.

(c) If and whenever the Building shall have been established and designated a Project Component, “Building Costs” shall include such amounts and have the meaning indicated in Section 18.6.

3. If not specified herein or otherwise by agreement determined, the following areas shall be defined and measured as below prescribed.

(a) Rentable Area of the Premises

Rentable Area of the Premises means all floor area of the Premises measured from the exterior face of the predominant building line in the case of exterior walls and to the centre of partitions that separate the Premises from adjoining premises or Building Common Areas and includes, without limitation, all stairways, passageways, mechanical rooms, washrooms, corridors and other facilities exclusively or primarily serving the Premises in whole or in part and a portion of the Building Common Areas being that ratio that the Premises bear to the Rentable Area of the Building less the Building Common Areas. There shall be no deductions for vestibules or other recessed areas inside the said predominant building line, or for columns, ducts, projections, or other structural elements necessary to the Building. A certificate of measurement stating the Rentable Area of the Premises, prepared by an Architect selected by Landlord, shall be final and binding on the parties as to the Rentable Area of the Premises.

(b) Rentable Area of the Building

Rentable Area of the Building means all floor area of the Building measured from the exterior face of the predominant building fine of the exterior walls of the Building and includes, without limitation, all stairways, passageways, mechanical rooms, washrooms, corridors and other facilities. There shall be no deductions for vestibules or other recessed areas inside the said predominant building line, or for columns, ducts, projections or other structural elements necessary to the Building. A certificate of measurement stating the Rentable Area of the Building, prepared by an Architect selected by Landlord, shall be final and binding on the parties as to the Rentable Area of the Building.

(c) Total Area of the Land

The Total Area of the Land shall be the total acres comprising the Land as determined by a duly accredited British Columbia surveyor conducting a survey of the Land for Landlord.

(d) Total Area of GLENLYON Business Park

The Total Area of GLENLYON Business Park shall be the total acres of land comprising GLENLYON Business Park from time to time as determined by a duly accredited British Columbia surveyor conducting a survey of GLENLYON Business Park for Landlord.

SCHEDULE 3

[Attach copy of Offer to Lease]

OFFER TO LEASE

Made by:	INEX PHARMACEUTICALS CORPORATION
1779 West 75th Avenue
Vancouver, British Columbia
V6P 6P2 Fax: 264-9959

(“Tenant”)

To:	CANADA LANDS COMPANY CLC LIMITED
2000 Park Place
666 Burrard Street
Vancouver, British Columbia
V6C 2X8 Fax: 685-1028

(“Landlord”)

For Premises In:                 GLENLYON BUSINESS PARK

Tenant, having inspected the sketch of the site and proposed building as shown on the plan attached Schedule “A” at the southeast corner of Glenlyon Parkway and North Fraser Way, currently unbuilt to be designed and constructed for the accommodation of the Tenant hereby offers to lease from Landlord a portion of such building upon the terms and conditions herein set out.

1.0 THE BUILDING & LAND

1.1 The Building shall be a 2 storey facility with approximately 43,000 square feet of Rentable Area comprised of 30,000 square feet of office/lab over two floors and 13,000 square feet of office space over two floors separated by a common atrium and elevator. There shall be 2 deck areas on the second floor one of which shall be for the exclusive use of the Tenant. The site is approximately 2.5 acres and irregular in shape. The Landlord and Tenant will use reasonable commercial efforts to agree on the preliminary design of the Building including preliminary plans, specifications and equipment (HVAC, power and natural gas) (collectively “Landlord’s Improvements”) based generally on Schedule “B” attached hereto on or before the expiration of 60 days following the execution of this Agreement by the parties or such later date agreed to by the parties (“Design Agreement Date”). It is a condition of this Offer that should the parties fail to agree on the Landlord’s Improvements on or before the Design Agreement Date, this Offer shall be null and void (except for Section 21.5) and the Deposit shall be returned to the Tenant subject to Section 8.2 herein.

2.0 PREMISES

2.1 The Tenant shall lease approximately 30,000 square feet of rentable area on the main and second floor of the Building as shown outlined in red on the plan attached as Schedule “A” (the “Premises”). Rentable Area shall be as defined in the Lease and shall include all areas in the Building that are available for the exclusive use of the Tenant, its equipment and facilities including, without limitation, washrooms and corridors but excluding decks and balconies. Rentable Area shall also include a proportionate share of all areas in the Building that are available for use by the Tenant in common with other tenants which proportionate share shall be based upon the area of the Premises compared to the total area of the Building less such common area, to the intent that the Landlord recovers rent on the common areas of the Building. It is understood and agreed by Tenant that the Rentable Area of the Building shall be recalculated by the Landlord as evidenced by a surveyor’s plan of the Building when the Building is sufficiently completed, and that upon such recalculation being made, the Annual Rent per square foot set forth in section 4.1 hereof shall be redetermined.

3.0 TERM

3.1 Subject to the provisions hereof, the term of the Lease shall commence 14 days after substantial completion of Landlord’s Improvements and Tenant’s Improvements (hereinafter defined), as determined by the Landlord’s Architect and Tenant’s Architect, acting reasonably, the estimated date of substantial completion being September 15, 1997 and the estimated Lease commencement date being October 1, 1997 (the “Commencement Date”) and shall continue for a period of 15 years, the estimated expiration date being September 30, 2012 (the “Term”). The Landlord shall keep the Tenant regularly advised of the progress of the construction and shall give the Tenant at least 60 days prior notice of the Commencement Date.

3.2 The Tenant shall be entitled to use the 14 day period prior to the Commencement Date in order to move into the Premises (“Move-In-Period”), which period shall be provided free of annual basic rent, operating expenses and property taxes.

3.3 The Lease shall contain a provision allowing the Tenant to terminate the Term thereof at the expiration of the 10th year thereof by giving the Landlord written notice not less than 9 months prior to the conclusion of the 10th year.

4.0 RENT

4.1 Subject to the provisions hereof, the Annual Rent (as defined in the Lease) for the Premises shall be a sum calculated on the basis of a dollar amount per square foot of Rentable Area. The Annual Rent, based on a Rentable Area of approximately 30,000 square feet, throughout the Term shall, subject to section 2.1 hereof, be:

in years 1 to 10 inclusive of the Term, $14.25 per square foot (triple net) being an estimated Annual Rent of $427,500.

in years 11 to 15 inclusive of the Term, the effective fair market rent for the Premises determined as of the commencement of the 11th year of the Term, when compared to premises of similar size, quality and location in office buildings of a similar size, quality and location in the Greater Vancouver Regional District (but excluding any consideration for the Special Tenant Improvements (hereinafter defined)) and failing agreement thereon prior to 10 months before the conclusion of the 10th year of the Term, as determined by arbitration under the Commercial Arbitration Act of British Columbia (unless the Tenant has terminated the Term under the provisions of Section 3.3), not to be less than the Annual Rent for the preceding year.

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4.2 Tenant acknowledges that there are common costs relating to the Building and the business park of which the Premises form a part, which include, without limitation, costs for operating, supervising, securing, repairing, managing and maintaining the common areas of the Building and the business park and that Tenant will be liable for a proportionate share of such costs, all as set out in the Lease.

4.3 In addition to Annual Rent, Tenant shall pay promptly when due all amounts payable pursuant to the Lease, including without limitation, paying to Landlord or third parties, the Operating Costs for the Premises and Other Charges, all as defined and provided in the Lease.

4.4 Tenant shall pay the rent herein set forth in advance without deduction in equal monthly installments to be made on the first day of each and every month during the Term.

5.0 DEPOSIT AND LETTERS OF CREDIT

5.1 Upon acceptance of this Offer to Lease, the Tenant shall deliver to Landlord a rent deposit (the “Deposit”) in an amount equal to $76,237.50 being the estimated rent for the first 2 months, including Goods and Services Tax (“GST”) of the Term. All interest accrues to the Tenant prior to the Commencement Date. Subject to Section 8.2 the Deposit together with interest shall be held by the Landlord’s solicitors, Bull, Housser & Tupper as stakeholder and delivered:

(a)	to Tenant if the conditions to which this Offer to Lease is subject are not satisfied; or

(b)	to Landlord on the Commencement Date to be applied against the first rent due under the Lease; or

(c)	to Landlord if the Tenant is in default of any of its obligations herein without limiting any claim by the Landlord for damages for such default.

5.2 Upon agreement by the Landlord and Tenant on the Landlord’s Improvements by the Design Agreement Date, the Tenant shall deliver to the Landlord’s solicitors, an irrevocable stand-by letter of credit (the “Design Letter of Credit”) in favour of the Landlord the amount of which shall be $425,000 based on the estimated costs for third party pre-construction services requisitioned by the Landlord including, without limitation, drawings and permits incurred after the Design Agreement Date and site preparation costs. In the event that the Tenant defaults in any obligation herein and the default is not cured as provided in this Agreement, then the Design Letter of Credit shall be presented for payment and the funds realized thereon including interest earned thereon shall be applied against all costs and expenses incurred by the Landlord in relation to this Offer to Lease (excluding those expenses that were incurred for products, services or improvements (including preload) that the Landlord determines, acting reasonably, will benefit a subsequent project, if any, on the site, without limiting any claim by the Landlord for damages for such default. The aforesaid expenses shall also include the cost of drawings in the

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event that the Landlord should enter into a conditional agreement for lease of the Building within 9 months from the date of the Tenant’s default and the conditions to which such agreement is subject are thereafter removed, whereupon the Landlord shall reimburse the Tenant for the cost of such drawings). If the Design Letter of Credit is not presented for payment under the foregoing provisions it shall be returned to the Tenant forthwith after the Lease Letter of Credit has been deposited in accordance with the provisions herein.

5.3 Tenant shall in each of the first 5 years of the Term, respectively, deliver to Landlord’s solicitors, an irrevocable stand-by letter of credit (the “Lease Letter of Credit”) in favour of Landlord. The amount of the Lease Letter of Credit shall be calculated on $20.00 per square foot of Rentable Area, for the initial 3 years of the lease after which it will be reduced by 1/3 for the 4th year and by 1/2 of the then remaining amount for the 5th year.

The Lease Letter of Credit for the first year of the Term shall be $600,000 based on the estimated Rentable Area of the Premises and shall be delivered by the Tenant prior to commencement of construction of the Building. Thereafter the Lease Letter of Credit shall be renewed annually prior to the expiry date of the Lease Letter of Credit. The parties acknowledge that the duties of the Landlord’s solicitors as holder of the Lease Letter of Credit are limited to the express terms of their undertakings, such undertakings to be outlined in Schedule “C” attached to this Offer and if Tenant defaults under any of its obligations under this Offer to Lease or under the Lease and the default is not cured as provided in this Offer to Lease or the Lease, the Lease Letter of Credit shall be presented for payment and paid and the funds realized thereon including interest earned thereon, shall be held in trust and dealt with as provided in such undertakings (without in any way limiting the amounts recoverable from Tenant for default). Tenant consents to the Landlord’s solicitors continuing to act as solicitors for Landlord notwithstanding that they are a stakeholder hereunder.

6.0 PLANS AND SPECIFICATIONS

6.1 The Landlord and Tenant, in conjunction with the Landlord’s Architect and the Tenant’s Architect, will use reasonable commercial efforts to agree upon the Landlord’s Improvements based generally on Schedule “B” attached hereto by the Design Agreement Date. The Landlord shall select the Landlord’s Architect, mechanical and electrical design consultants before the Design Agreement Date, with the approval of the Tenant, not to be unreasonably withheld. The Tenant shall select the Tenant’s Architect, with the approval of the Landlord, not to be unreasonably withheld. When the Landlord’s Improvements have been agreed upon, they shall not be modified in any material respect except as may be required by building code and except where such modification does not change the quality and functionality of the Building. It is acknowledged that the Annual Rent has been based upon the Landlord’s Improvements that have been agreed upon. The Landlord shall use reasonable commercial efforts to keep Tenant’s representative informed of all such modifications.

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7.0 TENANT’S IMPROVEMENTS AND TENANT IMPROVEMENT ALLOWANCE

7.1 The Landlord shall provide the Tenant’s leasehold improvements (“Tenant’s Improvements”) and shall pay the cost of same to a maximum of $30.00 plus GST per square foot of Rentable Area, including, without limitation, the Landlord’s supervision fee to be determined by the Design Agreement Date (“Tenant Improvement Allowance”). The Tenant shall pay the cost of the design fees for the Tenant’s Improvements separately from the Tenant Improvement Allowance. Should there be any unused portion of the Tenant Improvement Allowance, it shall be applied firstly against the cost of the Special Tenant Improvements and then against the first rent that is due under the Lease. The Landlord shall complete the construction of the Tenant’s Improvements (other than Special Tenant Improvements undertaken by others as contemplated by Section 7.2) using methods to ensure that the Tenant is getting competitive pricing and quality construction for the Tenant’s Improvements. The acceptance of this Offer is conditional upon both parties agreeing to competitive pricing methods for the Tenant’s Improvements, on or before the Design Agreement Date. Failure by both parties to agree by this date shall render this Offer null and void (except Section 21.5) and the Deposit shall be returned to the Tenant subject to Section 8.2.

7.2 The Tenant requires special improvements that are unique to the Tenant’s business operations that are in excess of standard office building improvements for similar buildings in the Greater Vancouver Regional District (“Special Tenant Improvements”) including commercial research laboratories and a clean room, which shall be included in Tenant’s Improvements. In the event that Tenant engages consultants or contractors other than those used by Landlord to perform any improvements including the Special Improvements, their selection shall be subject to the prior approval of the Landlord and their work shall be subject to the co-ordination and approval of Landlord’s consultants and the Landlord’s Architect, at the cost of the Tenant, such approval not to be unreasonably withheld.

7.3 The Tenant shall be responsible for the cost of working drawings for Tenant’s Improvements and the Landlord’s Architect shall coordinate with the Tenant’s Architect to facilitate such working drawings.

8.0 IMPROVEMENTS

8.1 Landlord shall complete the Building in accordance with the approved plans and specifications for Landlord’s Improvements and Tenant’s Improvements. The Landlord shall select the general contractor with the approval of the Tenant, not be unreasonably withheld. The Tenant shall prepare the working drawings for the Tenant’s Improvements for Landlord’s approval not to be unreasonably withheld by the date that is 120 days after the Design Agreement Date and the Landlord shall use reasonable commercial efforts to complete Landlord’s Improvements in coordination with Tenant’s Improvements in accordance with Section 10.1 of this Offer.

8.2 In the event that:

(a)	the Landlord and the Tenant do not reach an agreement on the Landlord’s Improvements by the Design Agreement Date, or

(b)	the Landlord and the Tenant do not reach an agreement the Lease or Schedule C under the provisions of Section 11.1 herein, or

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(c)	the Landlord and the Tenant do not reach an agreement on competitive pricing methods for the Tenant’s Improvements, on or before the Design Agreement Date, the Tenant and Landlord shall each be responsible for 50% of the total costs reasonably incurred cumulatively by the Landlord and the Tenant for design, specifications, and/or drawings of Landlord’s Improvements and Tenant’s Improvements from the date of execution of this Offer to Lease to the Design Agreement Date. If amounts are owed by the Tenant beyond what costs that had already been incurred by the Tenant, the amount owed shall be deducted from the Deposit. If amounts are owed by the Landlord beyond what costs that had already been incurred by the Landlord, the Landlord shall write a cheque for the amount owed to the Tenant.

8.3 Landlord shall construct Landlord’s Improvements and Tenant’s Improvements expeditiously in a good, workmanlike manner, in substantial accordance with the approved plans and specifications and in compliance with all laws, codes and regulations and such shall not be modified in any material respect except as may be required by building code and except where such modification does not change the quality or functionality of the Building. Any disagreement between the Landlord and Tenant shall be determined by the Landlord’s Architect after consultation with the Tenant’s Architect. Should compliance with laws, codes and regulations require a change from the approved plan and specifications, the Landlord shall notify the Tenant immediately. The Landlord shall use reasonable commercial efforts to keep Tenant’s representative informed of all changes.

8.4 Landlord shall ensure that it obtains and enforces all customary contractor’s and subcontractors’ work and material warranties for the construction of Landlord’s Improvements and Tenant’s Improvements which shall include as a minimum a general warranty for 12 months from substantial completion from the general contractor.

8.5 Landlord shall, subject to seasonal deficiencies, complete landscaping of the entrance to the Building, access road to the Building and parking area of the Building concurrently with substantial completion of the Landlord’s Improvements and Tenant’s Improvements.

9.0 COVENANTS

9.1 Tenant covenants and agrees that it will pay the cost of all Tenant’s Improvements in excess of the Tenant Improvement Allowance upon submission of invoices.

9.2 Subject only to the conditions, to which this Offer is subject, Tenant covenants and agrees that it will lease the Premises under the terms of the Lease, cooperate with the Landlord and take such action and give such approvals as are necessary so that the Landlord is able to construct the Landlord’s Improvements and Tenant’s Improvements in accordance with the terms hereof.

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10.0 TERMS AND CONDITIONS OF LANDLORD’S IMPROVEMENTS AND TENANT’S IMPROVEMENTS

10.1 Landlord shall provide Landlord’s Improvements and Tenant’s Improvements in accordance with the following terms and conditions:

(a)	The Landlord shall be diligent and use reasonable commercial efforts to obtain all required municipal and government approvals including the development permit and building permit, and shall promptly commence and with all reasonable expedition proceed with and complete Landlord’s Improvements and Tenant’s Improvements.

(b)	If Landlord shall be delayed in completing Landlord’s Improvements and/or Tenant’s Improvements by reason of any unavoidable occurrences or delays (other than circumstances directly attributable to Landlord including its financial position), the time for performance or completion of the work so delayed and the Commencement Date shall be extended for the period in which such circumstances or occurrences operated to delay the fulfillment of such obligations and Tenant shall not be entitled to compensation for any inconvenience, delay or expense thereby occasioned.

(c)	Subject to the foregoing subsection, if the Landlord is delayed, beyond the date that is 11 months after the date that the building permit for the Tenant Improvement issues, in completing Landlord’s Improvements and Tenant’s Improvements that are directly attributable to the Landlord, including its financial position, and not due to any delay caused by the Tenant, the Landlord will provide one day of free rent for each day beyond such date that the Commencement Date is delayed. The Landlord herein acknowledges that the Tenant will have hired staff and the signed research and development contracts and occurred such other costs that are customary with a laboratory setup and that any delay by the Landlord in delivering premises as contracted will have significant financial impact on the Tenant.

11.0 LEASE

11.1 If this Offer is accepted and the Tenant approves the Landlord’s form of lease, the Tenant agrees to execute such form of lease, provided that such form of lease shall be modified to reflect the provisions of this Offer. The Tenant shall have until the expiry of 30 days after it receives a copy of the lease incorporating the terms of this Offer to approve such form of lease and Schedule “C” to be attached to this Offer. Should the Tenant not approve the Lease and/or Schedule “C”, then it shall deliver written notice to that effect to the Landlord together with any requested changes to the Lease or Schedule “C” within the time specified above. In the event that the Landlord and the Tenant cannot agree to these changes, if any, by such date or such other date that the parties mutually agree to, then this Offer shall be null and void and (subject to Section 8.2) the Deposit shall be returned forthwith to the Tenant and neither party shall have

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any further legal obligation to the other except Section 21.5 shall continue to bind the parties. Upon substantial completion of the Landlord’s Improvements, Landlord agrees to complete and submit to Tenant 4 copies of the Lease incorporating therein the terms of this Offer to Lease, the Commencement Date, the Annual Rent and Rentable Area and Tenant shall promptly execute the Lease and return all copies thereof to Landlord but in any event prior to taking occupancy of the Premises whereupon Landlord shall execute the Lease and furnish 2 copies to Tenant. Subject to the conditions contained herein, this Offer to Lease and the agreed to form of lease shall be binding and enforceable between the parties prior to execution of the Lease itself.

12.0 USE OF PREMISES

12.1 The Premises shall be used only for the purposes of a pharmaceutical business and Tenant shall not carry on business therefrom other than with a name employing the name “Inex Pharmaceuticals” including names of companies affiliated with Tenant, without the prior written consent of Landlord, such consent not to be unreasonably withheld.

13.0 DEFAULT

13.1 If either Landlord or Tenant is in default hereunder and such default is not remedied within 10 business days after written notice is given by the non-defaulting party to the defaulting party or in the event the default cannot be remedied within 10 business days and the defaulting party has not commenced remedial action within 10 business days and thereafter diligently pursues such remedial action, the parties acknowledge that the non-defaulting party will have the right to commence legal action against the defaulting party and to claim damages in respect of all losses and expenses occasioned by such default.

14.0 SIGNAGE

14.1 The Tenant shall, at the Tenant’s cost, have the right to install prominent signage on the exterior of the Building, subject to the guidelines for Glenlyon Business Park, the approval of the Landlord and the City of Burnaby, such approval by the Landlord not to be unreasonably withheld.

15.0 PARKING

15.1 The Landlord shall make available to the Tenant a proportionate share of the parking stalls available to the tenants in the Building based upon Rentable Area, to be located in the parking area of the Building at no charge for the term of the lease or any renewal terms but not less that 100 stalls. Of the allocated stalls, the Tenant shall be provided 15 reserved parking stalls near the front entrance to the Building as part of their parking allotment provided that the Landlord shall not be responsible for supervising or policing such stalls.

16.0 OPTIONS TO EXTEND LEASE

16.1 The Tenant, provided it is not then in material default, shall have 2 options to extend the Term of the lease for the Premises (collectively the “Extended Terms”), each for a period of 5 years (the “First Extended Term” and the “Second Extended Term” respectively).

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16.2 The first option shall be exercised by written notice to the Landlord not less than 6 months and not more than 18 months prior to the expiry of the initial Term. Failure to exercise the first option within such time period shall render both options to extend null and void and incapable of further exercise.

16.3 The second option shall be exercised by written notice to the Landlord not less than 6 months and not more than 18 months prior to the expiry of the First Extended Term. Failure to exercise the second option within such time period shall render this second option to extend null and void and incapable of further exercise.

16.4 The Extended Terms shall be on the same terms and conditions as the initial term except for Annual Rent, Tenant Improvement Allowance and except for options to extend further.

16.5 The Annual Rent payable by the Tenant during each of the Extended Terms shall be negotiated and agreed upon between the parties prior to the commencement of the respective Extended Terms based on the prevailing effective fair market rent at the commencement of the respective Extended Term for similarly improved premises of similar size, quality, and location in office buildings of a similar size, quality and location in the Greater Vancouver Regional District (but excluding any consideration for the Special Tenant Improvements). Failing such agreement, then within 2 months prior to the commencement of the Extended Term, Annual Rent shall be submitted to arbitration under the provisions of the Commercial Arbitration Act of the Province of British Columbia and in accordance with this clause.

17.0 RIGHT OF FIRST REFUSAL TO LEASE ADJOINING SPACE

17.1 Provided the Tenant is not then in default of a material provision of the Lease or this Offer to Lease, the Landlord hereby grants to the Tenant, prior to commencement and as an ongoing right through the term of the Lease, the first right of refusal to match the terms of any acceptable bona fide offer to lease all or part of the balance of the Building (presently estimated to be 13,000 square feet) of Rentable Area in the Building as shown outlined in green on the plan attached as Schedule “A”. The Tenant shall have 10 business days following written notification from the Landlord or its agent to exercise this right by notice in writing; failing such it shall be deemed to have waived such right of first refusal. Except as otherwise noted in this Section 17.1, the area leased by the Tenant under this right shall be deemed to form part of the Premises.

18.0 OPTION TO LEASE ADJOINING SPACE

18.1 Provided the Tenant is not then in default of a material provision of the Lease the Landlord hereby grants to the Tenant the option to lease all or a portion of the balance of the Rentable Area in the Building (presently estimated to be 13,000 square feet) (in this Section referred to as the “Option Space”) as shown outlined in green on the plan attached as Schedule “A” from the date that is the earlier to occur:

(a)	30 days after the expiration of the term of a lease of the Option Space to a third party (if such term expires after the third anniversary of the Commencement Date) which option may be exercised by written notice 6 months prior to the expiration of the term of such lease; or

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(b)	5 years after the Commencement Date plus 9 months; which option may be exercised by written notice between the 51st month and the 55th month after the Commencement Date.

The rental rate for the Option Space shall be the then effective fair market rental rate for comparable space in the marketplace, for equivalent square feet, in similar buildings in the Greater Vancouver Regional District. In the event that the Option Space has been improved by a previous tenant, the Tenant shall have the right to request that the Landlord return all or a portion of the space back to base building standard, at no cost to the Tenant which request shall be made prior to the determination of the effective fair market rate for the Option Space. If the rental rate is not settled between the Landlord and the Tenant within the 6 months following such notice of such option, the rental rate shall be subject to arbitration, under the Arbitration Act of British Columbia, using the terms of this clause 18.0, as the terms of reference. Except as otherwise provided in this clause 18.0, the Option Space shall be deemed to form a part of the Premises and will be leased on the same terms and conditions as those which apply to the Premises including renewal rights and the term of the lease of the Option Space shall expire on expiration of the Term.

19.0 RIGHT TO ASSIGN OR SUBLET

19.1 The Tenant shall have the right to assign or sublet all or a portion of the Premises at any time during the Term or the Extended Terms subject to the approval of the Landlord, such approval not to be unreasonably withheld and provided that the Tenant shall continue to be bound for its obligations under the Lease. Upon the Tenant notifying the Landlord of its intent to assign its interest in the Lease to a third party, the Landlord shall have the right to terminate the Lease and relieve the Tenant from its obligations thereunder. The Landlord shall not have the foregoing right of termination in the event that:

(a)	the proposed assignment is a part of a transaction whereby the Tenant is selling all or substantially all of its business as carried on in the Building to a bona fide third party; or

(b)	the proposed assignment is to a third party that requires the Special Tenant Improvements in the operation of its business.

19.2 The Tenant shall have the right to assign or sublet all or a portion of the Premises at any time during the Term or Extended Terms without the approval of the Landlord, provided that the assignee or sublessee is an affiliated or related company to the Tenant, and the Tenant shall continue to be bound by its obligations under the Lease.

20.0 CONDITION

20.1 This Offer to Lease and the agreement constituted by Landlord’s acceptance thereof shall be subject to and conditional upon:

(a)	receipt by Landlord within 7 months after the Design Agreement Date of all necessary municipal and governmental approvals for construction of the Building and the proposed occupation and use of the Premises by Tenant. Such date:

(i)	may be extended by Landlord acting reasonably provided Landlord has complied with the provisions of Section 10.1 (b) herein;

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(ii)	will be extended if Landlord has obtained a development permit and the extension will allow completion of building permit drawings to obtain a building permit;

(iii)	may be extended by the Tenant for an additional 90 days if it is reasonable to expect that the required approvals will be obtained within such 90 days provided that the Landlord complies with the provisions of Section 10.1(b);

(b)	the Landlord obtaining the approval of its Board of Directors within 30 days after execution of this Offer to Lease by the parties.

The foregoing conditions (a) and (b) are for the sole benefit of Landlord and may be waived or removed by Landlord providing written notice to that effect to Tenant at any time on or before the specified or extended date. PROVIDED HOWEVER that if such conditions are not so waived or removed, this Offer to Lease and the agreement constituted by Landlord’s acceptance thereof shall become null and void and Tenant shall have no claim whatsoever against Landlord save immediate return of the Deposit without set-off or deduction except for such sum owing by Tenant or other sums owing by Landlord as outlined in the provisions of Section 8.2 herein.

20.2 In the event that the 7 month period referred to in Section 20.1 herein is extended under the foregoing provisions, all other dates in this Agreement that fall after such date (including the Commencement Date) shall be postponed by the number of days that have elapsed from the expiration of the 7 month period to the date when the Landlord receives the necessary approvals in order to allow for performance by the parties of their obligations herein.

21.0 GENERAL

21.1 The parties acknowledge that there are no covenants, agreements, representations, warranties or conditions relating to the Premises or the subject matter of this Offer to Lease, express, implied, collateral or otherwise, except such as are set out in this Offer to Lease and the Lease.

21.2 Article 12 of the Lease shall apply to the giving of any notices hereunder after the Commencement Date but prior thereto the address of Tenant for notices shall be the address of Tenant shown on page 1 hereof.

21.3 Neither this Offer to Lease nor the agreement to lease formed by acceptance of this Offer to Lease by Landlord shall be assignable by Tenant prior to the Commencement Date of the Lease except that the Tenant shall have the right to assign this Offer to Lease to an affiliated or related company to the Tenant provided that the Tenant shall continue to be bound by its obligations herein and under the Lease.

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21.4 The provisions of the agreement to lease formed by the acceptance of this Offer to Lease by Landlord shall, except as hereinafter provided, survive the execution of the Lease; PROVIDED HOWEVER that in the event of an inconsistency between the provisions of the said agreement to lease and the provisions of the Lease, the provisions of the Lease shall govern.

21.5 All negotiations conducted by the agents of Landlord and Tenant shall be conducted, so far as possible, on a confidential basis and in a manner which prevents dissemination of information with respect to the Premises. Each party covenants and agrees to ensure that all written information provided to one party by the other is returned to the party delivering same and to ensure that the terms and conditions of this Offer to Lease and the Lease are not divulged or communicated by the receiving party or its agents, except as may be expressly permitted by the party delivering the information or as may be required by law.

21.6 Tenant will not register this agreement constituted by the acceptance of this Offer to Lease in the Land Title Office. Upon execution of the Lease, Tenant shall have the option to register a short form of the Lease in the Land Title Office at its expense provided the business terms of this Offer to Lease and the Lease are not contained in any form of registration which shall be approved by Landlord prior to registration thereof.

21.7 Time is of the essence in this Offer to Lease.

21.8 This Offer to Lease, if accepted by Landlord, shall constitute a binding and enforceable agreement on the terms and conditions herein contained. Neither the negotiations leading to the presentation of this Offer to Lease, nor the preparation of this Offer to Lease by Landlord, nor the acceptance of the Deposit referred to in Section 5.1 shall require or impose any obligation on Landlord to accept this Offer to Lease nor constitute any acceptance of this Offer to Lease by Landlord.

21.9 This agreement shall be binding upon the successors and assigns of the parties and the original parties hereto shall continue to be bound by the covenants herein contained.

22.0 AGENCY DISCLOSURE

22.1 The Tenant has an agency relationship with CB Commercial Real Estate Group Canada Inc. (Agent), Blair T. Quinn (Salesperson) and Lisa D. Ayrton (Salesperson).

23.0 FACSIMILE TRANSMISSION

23.1 A party hereto may signify its agreement to the terms hereof by facsimile transmission. A telecopy facsimile of this agreement received by a party hereto which shows the signature(s) of the authorized signatory(ies) of the other party will be good proof of execution by that other party.

24.0 ACCEPTANCE

24.1 This Offer to Lease is irrevocable until the 5th business day after the date hereof, after which date if not accepted this Offer to Lease shall be null and void. Such acceptance shall be effective only by execution and delivery of this Offer to Lease by the parties hereto.

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DATED this 4 day of JULY, 1996.

INEX PHARMACEUTICALS CORPORATION

By:	/s/ Illegible
Authorized Signatory

Landlord accepts the aforesaid Offer to Lease this 4 day of JULY, 1996.

CANADA LANDS COMPANY CLC LIMITED

Per:

/s/ Illegible
Vice President Western Canada

APPROVED AS TO FORM

/s/ Illegible
Legal Advisor to CANADA LANDS COMPANY CLC LIMITED BULL, HOUSSER & TUPPER Barristers and Solicitors 3000 Royal Centre 1055 West Georgia Street Vancouver, B.C. V6E 3R3 Telephone: (604)687-6575

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SCHEDULE “A”

Site Plan Initialled by

Representatives of the Parties

SCHEDULE “B”

Base Building Specifications

The Base Building shall be a finished office building similar in quality to new suburban business park office product prior to the commencement of leasehold improvements therein with ceiling in place on an open plan basis ready for the application of the Tenant’s leasehold improvement allowance as outlined in clause 8.0 of this Offer.

(a)	Site Development

(i)	Parking

The site will be finished with 2 1/2 inch thick asphalt parking areas with a 4 inch gravel subbase. All parking stalls will be marked with painted lines.

(ii)	Landscaping

Islands with mature trees and shrubs will divide the stalls. Planted areas will have an irrigation system. Hydrants and hose bibs will be located for convenience to serve the site, all in accordance with municipal requirements.

(iii)	Site Lighting

Site lighting will be on 30’ light standards with metal halide luminaries producing approximately 3 Foot Candles at 6’ throughout the parking areas and off the building in the areas close to the building.

(b)	Building

(i)	Structure

The structure will consist of steel columns with open web steel joints supporting steel decking. The column grid will be 32 feet.

(ii)	Floor Slabs

The main floor will consist of an unreinforced slab on grade on a 6 inch granular base capable of supporting a load of 250 lbs. per square foot. The floor surface shall be trowelled finish. The second floor shall be a mesh reinforced concrete topping on steel decking capable of supporting a live load of 100 lbs. per square foot, with concrete added to reduce vibration.

(iii)	Exterior Walls

The exterior walls will be engineered reinforced concrete cast off the slab and tilted into place.

(iv)	Roof

The roof will be a membrane roof with a 5 year warranty and insulated to R-20.

(v)	Skylights

The roof area of the Premises will have one skylight with high performance glazing, double glazed in an aluminium frame.

(vi)	Window

The windows are sealed, double glazed tinted or reflective glass of aluminium storefront with 4 inch profile. Glazing will be a combination of store front and curtain wall glazing systems.

(c)	Exterior Finishes

(i)	Exterior

The exterior floor surfaces will include a plaza area with a combination of concrete finish and interlocking pavers or equivalent.

(ii)	Door and Windows

All storefront door and window frames will have a custom colour special coating finish. There will be 1 double man door rear entrance at grade level directly accessing the Premises.

(iii)	Exterior Walls

Concrete surfaces will be painted with two coats of high performance exterior grade breathable paint

(iv)	Flashings and Sills

All flashings and sills will be painted.

(d)	Interior Finishes

(i)	Walls

All interior perimeter walls will be insulated and finished with drywall, taped and sanded ready for paint. All core interior walls will be to the underside of structure, taped and sanded ready for paint.

(ii)	Washrooms

Common Men’s and Women’s washrooms will be provided to accommodate a minimum of 100 personnel of the Tenant, complete with floor mounted metal partitions, vanity and splash, American Standard type fixtures and fittings, ceramic tile on the walls and floors and drywall ceilings. Handicap washroom facilities shall be provided on each floor.

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(iii)	Lobby

A common entrance lobby will be provided to the Building with a feature stair, ceramic tile floor, and painted or vinyl finished walls. The lobby will be two storey with a feature drywall ceiling. A balcony on the second floor will have custom architectural railings. The main entry doors will be tempered glass double doors with patch hardware and recessed automatic door openers.

(iv)	Corridors

Corridors will have painted or vinyl finished walls, and 32 oz. carpeted floor and acoustic tile ceilings.

(v)	Tenant Entries

Tenant entry doors off the lobby would be tempered glass, double doors, with patch hardware. Tenant entry door off corridors will be solid core wood.

(vi)	Service Room and Washroom Entry Doors

All interior service room doors will be hollow core metal in steel frame, 3/4 hour rated, with custom paint finish. All washroom and public use doors will be solid core wood, 3/4 hour rated. Hardware will be heavy duty type Schlage B Series, or equal.

(vii)	Service Rooms

There will be one janitor’s room for the building and one electrical/mechanical room per floor and one elevator service room. All rooms will have one hour spray fire rating material to the underside of the deck above, will have drywall complete with two coats of paint. Floor will be vinyl finish.

(viii)	Floors

All floors, unless otherwise noted, will be smooth concrete finish ready for carpet (by Tenant).

(ix)	Ceilings

All ceilings in open plan areas will have T-bar and acoustic tile installed throughout.

(x)	Sprinklers

Sprinkler distribution shall be to an open plan basis.

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(e)	Mechanical

(i)	Plumbing

The washroom fixtures will be American Standard flush valve type. Wash basins will be American Standard rimmed type. All fittings and faucets will be commercial grade stainless steel.

(ii)	HVAC

A floor by floor air conditioning system with DDC controls and 100 ton chiller capacity will be provided. HVAC shall be distributed on an open plan basis. All specialized HVAC requirements shall be taken out of the leasehold improvement allowance.

(iii)	Fire Protection

The Building will be sprinklered throughout, to an open plan basis, in accordance with the requirements of the NFPA, Provincial and Municipal codes and standards for standard office occupancy.

(iv)	Elevators

One 2,500 lb. hydraulic elevator with side opening doors 3’ - 6’, finished to combine polished and brushed stainless steel rail, doors and front panels, side an back panels to be tempered glass with fabric backing. Ceiling to be chrome finish with potlights.

(f)	Electrical

(i)	Power

Power supply will have the capacity to provide 300 kVa exclusively for Inex’s use. Primary distribution shall be to one main electrical room. Subdistribution will be through one Subdistribution room per floor down two 120/208 volts. Distribution on each floor shall be taken out of Tenant improvement allowance.

(ii)	Lighting

Two or three lamp (single switched), deep celled, parabolic lensed, energy efficient ballast. T-8 lamps snap-lock connections and circuited for photocell control switching at perimeter. Fluorescent fixtures wired for full lamp operation to provide 50 Foot Candles. Lighting distribution shall be provided to an open plan basis.

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(iii)	Fire Protection

The facility shall be equipped with a full fire monitoring and annunciation system that incorporates provision for external monitoring and reporting of any alarm or system abnormality.

(iv)	Communication

Conduit to take the Tenant’s fibre optics and telephone/cable service from the property line to core is part of base building contract. Cabling, fibre optics and further conduit distribution for telephone and data to Tenant’s account. Fibre optic, telephone and cable service is serviced at the Glenlyon Service Centre.

(v)	Security

The Building shall have a card access security system for all entrances to the main floor building lobby and the building elevator. Such system shall have the ability to be coordinated with the Tenant’s security system for their premises.

(g)	Waste Disposal

Screened enclosure for Tenant’s containers wilt be provided.

(h)	Loading

One manually operated overhead door to be provided at floor level for shipping and receiving.

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SCHEDULE “C”

Undertakings

This Agreement is made as of the              day of                     , 199    .

BETWEEN:

INEX PHARMACEUTICALS CORPORATION, of 1779 West 75th Avenue, Vancouver, British Columbia, V6P 6P2

(“Tenant”)

AND:

CANADA LANDS COMPANY CLC LIMITED, of 2000 Park Place, 666 Burrard Street, Vancouver, British Columbia, V6C 2X8

(“Landlord”)

AND:

BULL, HOUSSER & TUPPER, of 3000 Royal Centre, 1055 West Georgia Street, Vancouver, British Columbia, V6E 3R3

(“BHT”)

WHEREAS:

A. Pursuant to an Offer to Lease dated                     , 1996 (“Offer to Lease”), Tenant offered to lease from Landlord certain premises (“Premises”) consisting of approximately 30,000 square feet to be constructed in a building of approximately 43,000 square feet, located in the Glenlyon Business Park, Burnaby, British Columbia.

B. The Offer to Lease requires Tenant to deliver to BHT an irrevocable stand-by letter of credit (“Design Letter of Credit”) in favour of the Landlord in the amount of $425,000, to be held by BHT on the undertakings contained herein;

C. The Offer to Lease requires Tenant in each of the first five years of the term of the lease (“Lease”) of the Premises to deliver to BHT an irrevocable stand-by letter of credit (“Lease Letter of Credit”) in favour of Landlord in the initial amount of $600,000 and thereafter to be reduced as provided herein, such Lease Letter of Credit to be held by BHT on the undertakings contained herein;

D. The Design Letter of Credit and Lease Letter of Credit are herein sometimes collectively referred to as Letters of Credit or separately as Letter of Credit.

In consideration of the payment of the sum of $1.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

DELIVERY OF LETTERS OF CREDIT

1. Concurrently with its execution hereof, Tenant is delivering to BHT the Design Letter of Credit to be held by BHT subject to the terms of this agreement.

2. Tenant shall renew the Design Letter of Credit annually and shall deliver each renewal Design Letter of Credit to BHT not less than 30 days prior to the expiry of the Design Letter of Credit that is being replaced.

3. Tenant shall deliver to BHT the initial Lease Letter of Credit within 7 days from the Tenant receiving written notice by the Landlord that the Landlord expects to commence construction of the building in which the Premises are to be located within the following 30 days.

4. The first Lease Letter of Credit shall be in an amount of $600,000 and then shall be based upon $20 times the Rentable Area of the Premises as determined in the Lease, in each of the first 3 years of the term of the Lease which shall be reduced by one-third for the 4th year of the term and then reduced by one-half of the ten remaining amount for the 5th year of the term.

5. Tenant shall renew the Lease Letter of Credit annually and shall deliver each renewal Lease Letter of Credit to BHT not less than 30 days prior to the expiry of the Lease Letter of Credit that is being replaced.

UNDERTAKINGS OF BHT

6. BHT will hold the Letters of Credit in escrow and, unless it is prohibited from doing so by an order of a court of competent jurisdiction, BHT undertakes that it will:

(a)	within five (5) days after receipt of a statutory declaration made by an officer of Landlord stating that Tenant is in default under the provisions of either the Offer to Lease or Lease (“Statutory Declaration”), deliver to Tenant at its business address, a copy of such Statutory Declaration;

(b)	within fourteen (14) days after receipt of a Statutory Declaration, present the Letter of Credit then held by it for payment on behalf of the Landlord, invest the funds realized thereon in an interest-bearing trust account or deposit receipt and hold such funds, including interest earned thereon, (together the “Trust Funds”) in trust;

(c)	upon receipt by it of either:

(i)	a certified copy of an entered order made by the Supreme Court of British Columbia (“Supreme Court”), or

(ii)	a joint direction and release executed by both Landlord and Tenant

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providing for payment of all or a portion of the Trust Funds, pay Landlord therefrom

(iii)	any amount awarded by the Supreme Court to Landlord by the order, or

(iv)	any amount which it is directed to pay to Landlord by the joint direction and release and pay to Tenant any remaining Trust Funds then held by it; and

(d)	if BHT has not received a Statutory Declaration from Landlord by the date that the Landlord has commenced construction of the Landlord’s Improvements as defined in the Offer, BHT will deliver the Design Letter of Credit to the Tenant;

(e)	if BHT has not received a Statutory Declaration from Landlord by the sixth anniversary of commencement of the term of the Lease, BHT will deliver the Lease Letter of Credit then held by it to Tenant.

INDEMNITY FOR BHT

7. Landlord shall pay all fees and expenses of BHT in connection with the performance of its duties hereunder. Landlord and Tenant hereby agree that they will indemnify and save harmless BHT from all claims, demands, damages, losses and expenses whatsoever arising out of the performance by BHT of its duties hereunder.

RIGHTS OF BHT

8. BHT bears no responsibility for loss of a Letter of Credit except the duty to exercise care in the safekeeping thereof. BHT may act on the advice of counsel, but is not responsible for acting or failing to act on the advice of counsel.

9. In the event of any dispute between the parties hereto, BHT may apply to the Supreme Court for guidance as to the resolution of the dispute or refer the matter in its entirety to the Supreme Court for resolution.

GENERAL

10. Tenant consents to BHT acting as solicitors for Landlord notwithstanding that their duty to Landlord may conflict with their duty as a stakeholder under the terms of this agreement.

11. This agreement enures to the benefit of and is binding upon the parties and their respective personal representatives, successors and assigns.

12. Time is of the essence.

13. This agreement and the rights and obligations of the parties hereof shall be read and interpreted in conjunction with the provisions of the Offer to Lease.

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14. This agreement may be executed in counterparts with the same effect as if all parties had signed the same documents and all such counterparts will be construed together and will constitute one and the same instrument.

15. This agreement is governed by and shall be construed in accordance with the laws of British Columbia.

IN WITNESS WHEREOF the parties hereto have executed this agreement as of the date first above written.

INEX PHARMACEUTICALS CORPORATION

By:
Authorized Signatory

CANADA LANDS COMPANY CLC LIMITED

Vice President Development Western Canada

BULL, HOUSSER & TUPPER

Per:

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LEASE EXTENSION AGREEMENT

THIS LEASE EXTENSION AGREEMENT dated June 15, 2009.

AMONG:

632499 B.C. LTD. or Nominee, a company duly incorporated under the laws of British Columbia, and having an office at 10C - 19926 - 96th Avenue Langley, BC V1M 3C2

(the “Landlord”)

AND:

TEKVIIRA PHARMACEUTICALS CORPORATION, a company duly incorporated under the laws of British Columbia, and having an office at 8900 Glenlyon Parkway, Burnaby, BC, V5J 5J8.

(the “Tenant”)

WHEREAS:

A.	By a lease dated December 15. 1997 (the “original lease”), a Lease of Additional Space dated December 19, 2003 and a Modification Agreement dated September 24, 2008 (collectively, the “Lease”) Canadian Urban Limited as agents for CUE Real Property (2) Ltd. (“CUE”) leased to Inex Pharmaceuticals Corporation (“INEX”) for a term expiring on December 14, 2012 (the “Term”) premises (the “Leased Premises”) consisting of an area containing 51,494 square feet in the building known as 8900 Glenlyon Parkway.

B.	INEX assigned its interest in the Lease to the Tenant on April 25, 2007.

C.	CUE has agreed to sell the Leased Premises to the Landlord on July 29, 2009 or such other date as CUE and the Landlord agree (the “Effective Date”).

D.	The parties hereto have agreed to modify the Lease upon the terms and conditions hereinafter set forth effective on the Effective Date by, among other things, extending the Term for nineteen and one-half (19.5) months (the “Extension Period”) under the terms of this agreement (the “Lease Extension Agreement”).

NOW THEREFORE in consideration of the grants, rents, and mutual covenants hereinafter reserved and contained, the parties covenant and agree as follows:

1.	Extension Term: The parties agree to extend the Term by nineteen and one-half (19.5) months expiring on July 31, 2014 (the “Extension Term”) upon the same terms, conditions, and covenants as are contained in the Lease, except as modified in this Lease Extension Agreement.

2.	Annual Rent: The Annual Rent during the Extension Term will be:

Rate/sq. ft.	$/Per Month	$/Per Annum
$19.00	$81,532.17	$978,386.00

3.	Annual Rent during First Extended Term: Notwithstanding section 14.2 of the original lease, on the written request of the Tenant delivered not later than December 14, 2012 and not earlier than June 14, 2012, the Tenant may elect to set the Annual Rent for the First Extended Term should the Tenant exercise the First Option. The Annual Rent referred to above shall be determined in the manner set out in the Lease. For greater certainty, Annual Rent during each year of the First Extended Term shall be the effective fair market rent for the Premises as of the commencement of the First Extended Term, when compared to premises of similar size, quality and location in office buildings of a similar size, quality and location in the Greater Vancouver Regional District, as if the Premises are unimproved. The effective fair market rent referred to above shall be determined by mutual agreement of the parties, or, failing agreement thereon prior to December 31, 2013, by arbitration under the Commercial Arbitration Act, R.S.B.C. 1996, c. 55, as amended from time to time. If the matter is being determined by arbitration but has not been determined at the commencement of the First Extended Term, the Tenant shall continue to pay, when due, the installments of Annual Rent payable during the last year of the Term, together with all other payments which comprise Rent, and Tenant shall pay the deficiency or the Landlord shall credit the excess (if any) without interest within 10 days of the adjusted Annual Rent being agreed or determine.

4.	Annual Rent During Second Extended Term: If the Tenant exercise the Second Option then, notwithstanding section 14.3(b) of the original Lease, the Annual Rent during each year of the Second Extended Term shall be determined in the manner set out in the Lease. For greater certainty, Annual Rent during each year of the Second Extended Term shall be the effective fair market rent for the Premises as of the commencement of the Second Extended Term, when compared to premises of similar size, quality and location in office buildings of a similar size, quality and location in the Greater Vancouver Regional District, as if the Premises are unimproved. The effective fair market rent referred to above shall be determined by mutual agreement of the parties, or, failing agreement thereon prior to the date two months before the conclusion of the Second Extended Term by arbitration under the Commercial Arbitration Act, R.S.B.C. 1996, c. 55, as amended from time to time. If the matter is being determined by arbitration but has not been determined at the commencement of the Second Extended Term, the Tenant shall continue to pay, when due, the installments of Annual Rent payable during the last year of the First Extended Term, together with all other payments which comprise Rent, and Tenant shall pay the deficiency or the Landlord shall credit the excess (if any) without interest within 10 days of the adjusted Annual Rent being agreed or determine.

5.

Third Option: If the Tenant exercised the First Option and the Second Option, then provided the Tenant is not then in material default under the Lease or the Offer to Lease, the Landlord will, at the expiration of the Second Extended Term and on the written request of the Tenant delivered not later than 6 months and not earlier than 18 months

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before the expiration of the Second Extended Term, grant the Tenant one option to renew (the “Third Option”) for a further 5 years (the “Third Extended Term”). The Tenant’s failure to exercise this option with the time period specified shall render the Third Option null and void and incapable of further exercise. If the Tenant exercise the Third Option within the time specified, then:

a.	all conditions in the Lease shall remain the same during the Third Extended Term except for Annual Rent, the Landlord’s contribution to the costs of Leasehold Improvements, the First Option and the Second Option; and

b.	the Annual Rent during each year of the Third Extended Term shall be determined in the manner set out in the Lease. For greater certainty, Annual Rent during each year of the Third Extended Term shall be the effective fair market rent for the Premises as of the commencement of the Third Extended Term, when compared to premises of similar size, quality and location in office buildings of a similar size, quality and location in the Greater Vancouver Regional District, as if the Premises arc unimproved. The effective fair market rent referred to above shall be determined by mutual agreement of the parties, or, failing agreement thereon prior to the date two months before the conclusion of the Second Extended Term, by arbitration under the Commercial Arbitration Act. R.S.B.C. 1996, c. 55, as amended from time to time. If the matter is being determined by arbitration but has not been determined at the commencement of the Third Extended Term, the Tenant shall continue to pay, when due, the installments of Annual Rent payable dining the last year of the Second Extended Term, together with all other payments which comprise Rent, and Tenant shall pay the deficiency or the Landlord shall credit the excess (if any) without interest within 10 days of the adjusted Annual Rent being agreed or determine.

6.	Incentive Payment: The Landlord will pay to the Tenant the sum of $150,000 within 10 business days of the Effective Date.

7.	Incorporation into Lease: This Lease Extension Agreement is expressly made a part of the Lease to the same extent as if incorporated in the Lease, and the parties agree that all agreements, covenants, conditions, and provisions contained in the Lease, except as amended or altered in this Lease Extension Agreement, will be and remain unaltered and in full force and effect during the Extension Period. The Landlord and the Tenant acknowledge and agree to perform and observe, respectively, the obligations of the Landlord and the Tenant under the Lease as extended and modified hereby. The Landlord and the Tenant hereby confirm and ratify the Lease and the extension of the original Term.

8.	Definitions: All terms capitalized in this Lease Extension Agreement and not otherwise defined in this Lease Extension Agreement will have the same meaning as in the Lease.

9.	Condition Precedent: It is a true condition precedent to this Lease Extension Agreement that CUE completes the sale of the Leased Premises to the Landlord and the Landlord completes the purchase of the Leased Premises from CUE on July 29, 2009 or such other date as CUE and the Landlord agree.

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10.	Binding Effect: This Lease Extension Agreement will enure to the benefit of and be binding upon the parties and their respective successors and assigns.

11.	Counterparts and Delivery: This Lease Extension Agreement may be executed by the parties in any number of counterparts, each of which when executed and delivered is deemed to be an original, but all of which when taken together will constitute one and the same instrument.

IN WITNESS WHEREOF the Landlord and the Tenant have executed this Lease Extension Agreement as of the day and year first above mentioned.

Landlord: 632499 B.C. LUX or Nominee		Tenant:	TEKMIRA PHARMACEUTICALS
CORPORATION

Per:	/s/ Gordie Gill	Per:	/s/ Ian Mortimer
	Authorized Signatory		Authorized Signatory

Ian Mortimer Chief Financial Officer July 7, 2009

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